Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BLOUNT INTERNATIONAL, INC.

ASP BLADE INTERMEDIATE HOLDINGS, INC.

and

ASP BLADE MERGER SUB, INC.

Dated as of December 9, 2015

TABLE OF CONTENTS

	ARTICLE I The Merger

SECTION 1.1.	Transactions to be Effected Prior to the Merger	2

SECTION 1.2.	The Merger	2

SECTION 1.3.	Closing	2

SECTION 1.4.	Effective Time	3

SECTION 1.5.	The Certificate of Incorporation	3

SECTION 1.6.	The Bylaws	3

SECTION 1.7.	Directors	3

SECTION 1.8.	Officers	3

	ARTICLE II Effect of the Merger on Capital Stock

SECTION 3.10.	Takeover Statutes	21

i

SECTION 5.6.	Access and Reports	50

SECTION 8.1.	Survival	69

SECTION 8.2.	Modification or Amendment	69

SECTION 8.3.	Waiver of Conditions	69

SECTION 8.4.	Counterparts	70

Defined Terms	Annex A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 9, 2015, among Blount International, Inc., a Delaware corporation (the “Company”), ASP Blade Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Blade Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” or “Constituent Corporation”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, subject to approval thereof by the Board of Directors of the Company under Section 203 of the DGCL and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, P2 Capital Master Fund I, L.P. (collectively, the “Initial Rollover Stockholder”) is entering into, and prior to the Effective Time certain members of management of the Company (such members of management, together with the Initial Rollover Stockholder, the “Rollover Stockholders”) may enter into, share rollover agreements in such forms as have been mutually agreed between Parent, on the one hand, and the Special Committee (the “Special Committee”) of the Board of Directors of the Company or the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee), on the other hand (the “Rollover Agreements”), with Parent or one of its Affiliates pursuant to which the Rollover Stockholders will exchange certain of their Shares (any such shares being exchanged, the “Rollover Shares”) for equity securities of Parent or one of its Affiliates;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition to the willingness of the Company to enter into this Agreement, the Initial Rollover Stockholder is entering into a cooperation agreement (the “Cooperation Agreement”) with the Company pursuant to which the Initial Rollover Stockholder will agree to take certain actions in relation to this Agreement and Acquisition Proposals;

WHEREAS, the Special Committee and the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) have (i) determined that (A) this Agreement and (B) the transactions contemplated by this Agreement, including the Merger but excluding the Financing (the “Merger Transactions”) are advisable and in the best interests of the Company’s stockholders (other than Parent, the Rollover Stockholders and their respective affiliates), (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at the Stockholders’ Meeting and (iv) resolved to recommend that the Company’s stockholders entitled to vote thereon adopt this Agreement;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each (i) determined that (A) this Agreement and (B) the Merger Transactions and the Financing (collectively, the “Transactions”) are advisable and in the best interests of Parent and Merger Sub, respectively, and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other Transactions; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
The Merger

SECTION 1.1.  Transactions to be Effected Prior to the Merger.  Immediately prior to the Effective Time, the Rollover Stockholders shall contribute their Rollover Shares to Parent in exchange for equity securities of Parent or one of its Affiliates in accordance with the terms of the Rollover Agreements.

SECTION 1.2.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL and in this Agreement.

SECTION 1.3.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, at 9:00 a.m.  (New York City time) on the later of (a) the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, and (b) (i) the second Business Day after the final day of the Marketing Period or (ii) such earlier date as may be specified by Parent on no less than two Business Days’ prior notice to the Company (it being understood and agreed that such notice under this subclause (b)(ii) may be conditioned upon the simultaneous completion of the Debt Financing, in which case if such Debt Financing is not completed for any reason, such notice under this subclause (b)(ii) shall automatically be deemed withdrawn; provided that any such deemed withdrawal shall not modify Parent’s obligations under subclauses (a) and (b)(i) of this Section 1.3).  The date on which the Closing actually occurs is referred to as the “Closing Date”.

SECTION 1.4.  Effective Time.  At the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

SECTION 1.5.  The Certificate of Incorporation.  The parties hereto shall take all actions necessary so that the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in connection with the completion of the Merger to read as set forth in Exhibit A hereto (the “Charter”), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.11(f)).

SECTION 1.6.  The Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of the Surviving Corporation shall be amended and restated in their entirety in connection with the completion of the Merger to read as set forth in Exhibit B hereto (the “Bylaws”), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.11(f)).

SECTION 1.7.  Directors.  The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

SECTION 1.8.  Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE II
Effect of the Merger on Capital Stock

SECTION 2.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a)  Merger Consideration.  Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent (including the Rollover Shares to be acquired by Parent or one of its Affiliates immediately prior to the Effective Time pursuant to the Rollover Agreements), Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties and (ii) Shares owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (the “Dissenting Shares” and, together with the Shares referred to in the immediately preceding clause (i), the “Excluded Shares”)), shall be converted into the right to receive $10.00 per Share in cash (the “Per Share Merger Consideration”), without interest.  At the Effective Time, all of the Shares shall cease to be outstanding, shall be canceled and shall cease to exist, and each certificate (a “Certificate”) that immediately prior to the Effective Time represented any of the Shares and all of the Shares held in uncertificated book-entry form (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b)  Cancelation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Sections 2.2(a) and 2.2(f).

(c)  Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2.  Exchange of Shares.  (a)  Paying Agent.  At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by the Company (the “Paying Agent”), for the benefit of the Record Holders of Shares of Shares entitled to receive the Per Share Merger Consideration and pursuant to a paying agent agreement in customary form, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the aggregate payments contemplated by Section 2.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”).  If, after the Effective Time, a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) upon written notice from the Company, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America with maturities not exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 2.1(a) shall be returned to the Surviving Corporation in accordance with Section 2.2(d). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 2.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times until its termination pursuant to section 2.2(d) maintained at a level sufficient for the Paying Agent to make all such cash payments under Section 2.1(a). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a).

(b)  Exchange Procedures.  Promptly (and in any event within three Business Days) after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (each, a “Record Holder of Shares”) (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates or the Book-Entry Shares shall pass, in the case of Shares represented by Certificates, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) to the Paying Agent, and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in such letter of transmittal, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of any Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) (the “Instructions”) in exchange for the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 2.1(a).  If any Excluded Shares cease to be Excluded Shares pursuant to Section 2.2(a), the Surviving Corporation shall instruct the Paying Agent, promptly (and in any event within three Business Days) after the date on which such Excluded Shares cease to be Excluded Shares, to mail to the applicable Record Holder of Shares the letter of transmittal and the Instructions, with respect to such Shares.  Upon delivery of the letter of transmittal duly executed by the applicable Record Holder of Shares and the surrender of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal and the Instructions, in the case of Shares represented by Certificates, the holder thereof shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 2.2(g)) equal to the product of (x) the number of Shares that such Certificate represented immediately prior to the Effective Time (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or the number of Book-Entry Shares held by such Record Holder of Shares immediately prior to the Effective Time, as applicable, and (y) the Per Share Merger Consideration, and any Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be, and no interest will be paid or accrued on any amount payable to a Record Holder of Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check or wire transfer for any cash to be delivered upon due surrender of a Certificate, in the case of Shares represented by a Certificate, may be issued or made to such transferee if, in the case of Shares represented by a Certificate, the Certificate that immediately prior to the Effective Time represented such Shares is presented to the Paying Agent together with the applicable letter of transmittal, accompanied by all documents reasonably required by the Surviving Corporation or the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.  For the avoidance of doubt, any Record Holder of Shares of Book-Entry Shares immediately prior to the Effective Time shall not be required to surrender Certificates to the Paying Agent.

(c)  Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be canceled and, subject to compliance with the procedures set forth in Section 2.2(b), exchanged for the amount in cash in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II (less any required Tax withholdings as provided in Section 2.2(g)), to be paid by check or wire transfer to an account designated by such holder.

(d)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Record Holder of Shares of Shares for 270 days after the Effective Time shall be delivered to the Surviving Corporation.  Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 2.1(a) (less any required Tax withholdings as provided in Section 2.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)), without any interest thereon.  Notwithstanding anything to the contrary in this Agreement, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by the Record Holder of Shares of Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto.

(e)  Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in a form reasonably satisfactory to Parent and the Paying Agent, by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will, subject to such Person’s compliance with the terms set forth in Section 2.2(b), issue a check in the amount (less any required Tax withholdings as provided in Section 2.2(g)) equal to the product of (i) the number of Shares that such lost, stolen or destroyed Certificate represented immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration.

(f)  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn (in accordance with Section 262 of the DGCL) its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares.  Unless and until a Dissenting Stockholder shall have effectively so withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares.  The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect thereto.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree or commit to do any of the foregoing.

(g)  Withholding Rights.  Each of the Company, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

SECTION 2.3.  Treatment of Equity Awards.  (a)  Stock Options. At the Effective Time, each stock option to purchase Shares (each, a “Stock Option”) outstanding immediately prior to the Effective Time, whether then vested or unvested, (i) shall be canceled without payment if such Stock Option has an exercise price greater than the Per Share Merger Consideration and (ii)  if the exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Stock Option, an amount in cash equal to the product of (x) the total number of Shares subject to the Stock Option immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Stock Option (less any required Tax withholdings as provided in Section 2.2(g)).

(b)  Stock Appreciation Rights.  At the Effective Time, each stock appreciation right in respect of Shares (each, a “Stock Appreciation Right”) outstanding immediately prior to the Effective Time, whether then vested or unvested, (i) shall be canceled without payment if such Stock Appreciation Right has a reference price per Share greater than the Per Share Merger Consideration and (ii) if the reference price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Stock Appreciation Right, an amount in cash equal to the product of (x) the total number of Shares subject to such Stock Appreciation Right immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration over the reference price per Share under such Stock Appreciation Right (less any required Tax withholdings as provided in Section 2.2(g)).

(c)  RSUs.  At the Effective Time, each restricted stock unit or deferred stock unit in respect of Shares (each, an “RSU”) outstanding immediately prior to the Effective Time, whether then vested or unvested, shall be canceled and shall only entitle the holder thereof to receive from the Company, in full settlement of such RSU, an amount in cash equal to the product of (i) the total number of Shares subject to such RSU immediately prior to the Effective Time and (ii) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.2(g)).

(d)  Cancelation and Vesting of Equity Awards. At the Effective Time, all Stock Options, Stock Appreciation Rights and RSUs, whether or not vested or exercisable, shall vest in full at the Effective Time and shall no longer be outstanding and shall automatically cease to exist, and each holder thereof shall cease to have any rights thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect thereto, except the right to receive the consideration specified in Sections 2.3(a), 2.3(b) and 2.3(c).

(e)  Corporate Actions.  Prior to the Effective Time, the Company, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions (which resolutions shall promptly be provided to Parent) and will provide any required notices and take such other actions as shall be necessary or appropriate to implement the provisions of Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d) such that neither Parent nor the Surviving Corporation shall be required to deliver any Shares or other Equity Interests of the Company to any Person pursuant to, or in settlement of, any Stock Option, Stock Appreciation Right or RSU.

SECTION 2.4.  Payments with Respect to Equity-Based Awards.  Promptly after the Effective Time (but in any event, no later than the first payroll date after the fifth Business Day after the Effective Time), the Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Section 2.3; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

SECTION 2.5.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in (a) reports filed with or furnished by the Company to the SEC (excluding, in each case, any risk factor disclosures set forth under the heading “Risk Factors” and any disclosures that are predictive, cautionary or forward-looking in nature) between January 1, 2013 and the date of this Agreement (and then (i) only to the extent the relevance of any disclosed event, item or occurrence in such report to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to the matters and items which are the subject of such representation or warranty, (ii) other than any matters required to be disclosed for purposes of Sections 3.1 and 3.2, which matters shall only be disclosed by specific disclosure in the corresponding section or subsection of the Disclosure Letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”), and (iii) without giving effect to any amendment to such documents filed on or after the date hereof) or (b) the corresponding sections or subsections of the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.1.  Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws and the certificates of incorporation and bylaws or comparable organizational and governing documents of each of the Company’s Subsidiaries, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement.

SECTION 3.2.  Capital Structure.

(a)  The authorized capital stock of the Company consists of 100,000,000 Shares, of which, as of December 4, 2015 (the “Capitalization Date”), 48,251,734 Shares were issued and outstanding.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of the Capitalization Date, other than 4,452,657 Shares reserved for issuance of future awards pursuant to the Company’s 2006 Equity Incentive Plan or 2014 Equity Incentive Plan (collectively with all other plans, programs or arrangements providing for the grant of equity-based awards or under which Stock Options, Stock Appreciation Rights, RSUs or other equity awards are outstanding or may be issued, the “Stock Plans”), no Shares were reserved for issuance of future awards for any plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or consultants of the Company or any of its Subsidiaries.  As of the Capitalization Date, (i) 850,000 Shares were subject to outstanding Stock Options, (ii) 3,799,680 Shares were subject to outstanding Stock Appreciation Rights and (iii) 548,103 Shares were subject to outstanding RSUs.  Upon the issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable.  Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option, right of first refusal, voting restriction, or other encumbrance (each, a “Lien”), except for Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests).  Except as set forth in this Section 3.2(a), there are no outstanding Equity Interests or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock agreements, profits interests, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Equity Interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Since the Capitalization Date through the date of this Agreement, no Shares or other Equity Interests of the Company have been issued and no Stock Options, Stock Appreciation Rights, RSUs or other Equity Interests have been granted by the Company or any of its Subsidiaries.

(b)   The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)  Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each of the Company’s Subsidiaries, together with the jurisdiction of formation of such Subsidiary.  Except for the wholly owned Subsidiaries of the Company listed in Section 3.2(c) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any Equity Interest in any Person, or have any obligation or commitment to acquire any such Equity Interest.

(d)  Except as set forth in Section 5.13 and the Cooperation Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(e)  Section 3.2(e) of the Company Disclosure Letter sets forth, by director, officer and employee, as of the Capitalization Date, the number of outstanding (i) Stock Options, (ii) Stock Appreciation Rights, and (iii) RSUs, and, to the extent applicable, the grant date, exercise or reference price and number of Shares issuable with respect to each such award and the Stock Plan.

SECTION 3.3.  Corporate Authority; Approval and Fairness.

(a)  The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger Transactions, subject only to the requisite vote of the stockholders of the Company under the DGCL (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)  As of the date of this Agreement, the Special Committee and the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) have (A) determined that this Agreement and the Merger Transactions are advisable and in the best interests of the Company’s stockholders (other than Parent, the Rollover Stockholders and their respective affiliates), (B) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, (C) directed that the adoption of this Agreement be submitted to a vote at the Stockholders’ Meeting and (D) subject to Section 5.2, resolved to recommend that the Company’s stockholders entitled to vote thereon adopt this Agreement at the Stockholders’ Meeting (such recommendation, the “Company Recommendation”).  The Special Committee has received the opinion of its financial advisor, Greenhill & Co., Inc., dated the date hereof, to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the Per Share Merger Consideration is fair, from a financial point of view, as of the date of such opinion, to the holders of Shares (other than Parent, the Rollover Stockholders and their respective affiliates).  It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and the Special Committee and may not be relied on by Parent or Merger Sub.

SECTION 3.4.  Governmental Filings; No Violations; Certain Contracts.

(a)  Except for (A) compliance with, and filings under, the HSR Act; (B) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of a proxy statement relating to the Stockholders’ Meeting to be held in connection with this Agreement and the Merger Transactions (together with any amendments or supplements thereto, the “Proxy Statement”); (C) compliance with, and filings under, the applicable requirements of Antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; (D) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (E) compliance with the applicable requirements of the NYSE; and (F) such other items as disclosed in Section 3.4(a) of the Company Disclosure Letter (the items set forth above in clauses (A) through (F), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impede the ability of the Company to consummate the Merger Transactions.

(b)  The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Merger Transactions) compliance with the matters referred to in Section 3.4(a), under any Law or Permit to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse   Effect or (ii) prevent, materially delay or materially impede the ability of the Company to consummate the Merger Transactions.

SECTION 3.5.  Company SEC Reports; Financial Statements.

(a)  Since January 1, 2013 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed with or furnished by it to the SEC pursuant to the Securities Act and the Exchange Act (such forms, certifications, reports, statements and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any exhibits, supplements and amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports (including any financial statements or other schedules included therein), at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act.  As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(b)  The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 and 15d-15 under the Exchange Act that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure.  The Company has implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with GAAP in all material respects and (ii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.  Since the Applicable Date, (A) the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, (B) neither the Company nor any of its Subsidiaries has received any “complaints” (within the meaning of Rule 10A-3 under the Exchange Act) in respect of any accounting, internal accounting controls or auditing matters and (C) the Company has not received notice of any complaint seeking relief under Section 806 of the Sarbanes-Oxley Act that has been filed with the United States Secretary of Labor. Since the Applicable Date, each of the chief executive officer of the Company and the chief financial officer of the Company (or former chief executive officer or chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate and, as of the date of this Agreement, neither the chief executive officer or the chief financial officer of the Company has informed the audit committee of the Board of Directors of the Company or the Board or Directors of the Company that he will not be able to give such certifications without qualification when next due.

(c)  As of the date of this Agreement, the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case since the Applicable Date.

(d)  Each of (i) the consolidated balance sheets of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (ii) the consolidated statements of income, comprehensive income (loss), cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (such balance sheets, statements of income, comprehensive income (loss), cash flows and changes in stockholders’ equity, including any related notes and schedules, collectively, the “Company Financial Statements”) fairly presents in all material respects changes in financial position, results of operations and retained earnings (loss), as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments).  Each of the Company Financial Statements has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments as may be permitted by the SEC).

(e)  Neither the Company nor any of its Subsidiaries is party to, or has any commitment to become a party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)) where the purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

SECTION 3.6.  Absence of Certain Changes.  Since September 30, 2015 through the date of this Agreement, the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Since September 30, 2015 through the date of this Agreement, there have not been any changes, events, facts, conditions, effects or occurrences that have had or would reasonably be expected to have a Company Material Adverse Effect.   Since September 30, 2015 through the date of this Agreement, there has not been any action taken or event that, if taken or occurring on or after the date of this Agreement without Parent’s consent, would violate the provisions of Section 5.1(a).

SECTION 3.7.  Litigation and Liabilities.

(a)  Section 3.7(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the civil, criminal or administrative actions, suits, claims, demands, hearings, arbitrations, investigations or other proceedings or investigations, audits or reviews by any Governmental Entity (excluding those covered by Section 3.12) (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (i) for monetary damages in which the amount in dispute or potential judgment, if resolved in accordance with the plaintiff’s demands, exceeds $1.0 million, (ii) that seeks injunctive relief or (iii) that is reasonably likely to have a Company Material Adverse Effect.

(b)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree (other than in respect of Environmental Law, Hazardous Materials or other environmental matters), settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries, except any such Order that is not material to the Company and its Subsidiaries, taken as a whole, or does not prevent, materially delay or materially impede the ability of the Company to consummate the Merger.

(c)  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheet for the fiscal year ended December 31, 2014 or for the fiscal quarter ended September 30, 2015 (or, in either case, in the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement, (B) incurred since September 30, 2015 in the ordinary course of business, (C) arising or incurred in connection with the Transactions or (D) that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)  Product Liability.  Except as set forth in Section 3.7(d) of the Company Disclosure Letter, no material product liability claims have been asserted in writing against the Company or any of its Subsidiaries relating to personal injury, including death, or property damage, arising from the sale or distribution of products by the Company or any of its Subsidiaries.

SECTION 3.8.  Employee Benefits.

(a)  Section 3.8(a) of the Company Disclosure Letter sets forth each material Company Plan (including for the avoidance of doubt each Company Plan that is subject to ERISA or similar laws of any non-U.S. jurisdiction and each Employment Agreement).

(b)  With respect to each Company Plan and Employment Agreement required to be set forth on Section 3.8(a) of the Company Disclosure Letter, the Company has heretofore made available to Parent true and complete copies of (A) each of such Company Plans and Employment Agreements as currently in effect with all amendments thereto (or, if not written, a written summary of its material terms); (B) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (C) the most recent determination letter received from the IRS with respect to each such Company Plan intended to qualify under Section 401 of the Code; (D) if applicable, the most recent annual report (Form 5500 series) required to be filed with the IRS; (E) if applicable, the most recent actuarial report or other financial statements prepared for such Company Plan; and (F) all filings made by the Company within the past two (2) years under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program. Except as set forth in Section 3.8(b) of the Company Disclosure Letter or as may be required by applicable Law, neither the Company nor any of its Subsidiaries has communicated any intention or commitment to amend or modify any Company Plan or Employment Agreement or to establish or implement any other employee or retiree benefit or compensation plan or arrangement other than immaterial changes in the ordinary course of business.

(c)  Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to, or has any liabilities under, or has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under, any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)  Each Company Plan is and has been, in all material respects, established, administered, funded and maintained (in form and operation) in compliance with its terms and all applicable Laws, including ERISA and the Code.  Each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and each Company Plan which is required to be registered under applicable non-U.S. Law has been registered and has been maintained in good standing with applicable Governmental Entities. To the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that could reasonably be expected to cause the loss of such qualification or good standing.  All material payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including all contributions, insurance premiums or intercompany charges) have been timely made or, to the extent not yet due, have been properly reflected on the most recent consolidated balance sheet of the Company included in the Company SEC Reports, in accordance with GAAP. No material claim, suit, investigation, hearing, action, lien, arbitration, dispute or other proceeding has been asserted, instituted or, to the Knowledge of the Company, is threatened with respect to any of the Company Plans (other than routine claims for benefits and appeals of such claims), and no Company Plan is under, and neither the Company nor its Subsidiaries has received any written notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity.

(e)  With respect to any Company Plan to which the Company or any ERISA Affiliate made, or was required to make, contributions during the past six years: (i) there does not now exist, nor to the Knowledge of the Company do any circumstances exist that could reasonably be expected to result in, any violation of the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and, to the Knowledge of the Company, the consummation of the Merger is not reasonably likely to result in the occurrence of any such reportable event; (iii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA and under Title IV of ERISA) has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate; (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan; and (vi) no tax or penalty resulting from a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code has been incurred.

(f)  Except as set forth on Section 3.8(f) of the Company Disclosure Letter, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment to any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, and/or any similar state or local Law or any foreign Law.

(g)  Each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States has been maintained and operated in all material respects in accordance with all applicable plan documents and all applicable local Laws.

(h)  Except as set forth on Section 3.8(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director or officer of the Company or any of its Subsidiaries or result in severance pay or any increase in severance pay (other than severance pay required by any Law) to any current or former employee, director or officer of the Company or any of its Subsidiaries, (B) accelerate the time of payment, vesting or funding, result in any forgiveness of indebtedness or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director or officer or (C) obligate the Company or any Subsidiary to make the payment of any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.  Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.  To the Knowledge of the Company, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance, except as is not, individually or in the aggregate, reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(i)  Each Company Plan that is subject to the requirements of Section 409A of the Code has been administered, operated and maintained in compliance with Section 409A of the Code and the regulations promulgated thereunder, except as is not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.9.  Compliance with Laws; Licenses.

(a)  The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Laws or Orders of any Governmental Entity, except for such violations that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since the Applicable Date, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law of any Governmental Entity, except for such violations that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries hold all material authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity necessary to conduct their businesses as currently conducted (each, a “Permit”).

(b)  Neither the Company nor any of its Subsidiaries is or has at any time since the Applicable Date been a party to any agreement, arrangement or concerted practice with respect to which the Company or its Subsidiaries have received notice from any Governmental Entity that such agreement, arrangement or practice (i) contravenes any Antitrust Law, nor (ii) contravenes in any material respect any fair trading, dumping, state aid, consumer protection or similar legislation in any jurisdiction where the Company and its Subsidiaries has assets or carries on business or sells its goods and services.

(c)  (i) None of the Company and its Subsidiaries nor any of their respective officers, directors or employees (collectively with the Company and its Subsidiaries, the “Relevant Persons”), nor, to the Knowledge of the Company, any of their agents or representatives, in each case solely in the course of their actions for or on behalf of the Company and its Subsidiaries, have during the five years prior to the date of this Agreement violated any provision of the FCPA, the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery laws or regulations applicable to the Company or any of its Subsidiaries (collectively, the “Anti-Corruption Laws”); (ii) no Relevant Person has in the five years prior to the date of this Agreement made any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value, or offer, promise, or authorization thereof to any individual or entity, including any government official, for the purpose of: (x) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (y) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (z) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable law), in each case solely in the course of their actions for or on behalf of the Company and its Subsidiaries; (iii) to the Knowledge of the Company, no agent or representative of a Relevant Person, in each case solely in the course of their actions for or on behalf of the Company and its Subsidiaries, has in the five years prior to the date of this Agreement made any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value, or offer, promise, or authorization thereof to any individual or entity, including any government official, for the purpose of: (x) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (y) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (z) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable law); (iv) there is no dispute, allegation, request for information, notice of potential liability, or any other action regarding any actual or possible violation by the Company or any of its Subsidiaries of any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (v) no Relevant Person has in the five years prior to the date of this Agreement: (I) circumvented the internal accounting controls of the Company or any of its Subsidiaries; (II) falsified any of the books, records or accounts of the Company or any of its Subsidiaries; or (III) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of its Subsidiaries; (vi) to the Knowledge of the Company, no agent or representative of any Relevant Person has in the five years prior to the date of this Agreement: (I) circumvented the internal accounting controls of the Company or any of its Subsidiaries; (II) falsified any of the books, records or accounts of the Company or any of its Subsidiaries; or (III) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of its Subsidiaries; and (vii) the Company and its Subsidiaries (x) keep and maintain books, records, and accounts that accurately and fairly reflect in all material respects transactions and the distribution of the Company’s and its Subsidiaries’ assets, (y) maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly recorded in accordance with Anti-Corruption Laws and (z) have disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of Anti-Corruption Laws will be prevented, detected and deterred.

(d)  No Relevant Person has in the five years prior to the date of this Agreement engaged directly or, to the Knowledge of the Company, indirectly in transactions: (i) involving any of North Korea, Cuba, Iran, Syria, Myanmar, or Sudan; (ii) involving any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime imposed by a jurisdiction in which the Company or any of its Subsidiaries conducts business, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) prohibited by any law administered by OFAC, or by any other economic or trade sanctions law of the U.S. or any other jurisdiction in which the Company or any of its Subsidiaries conducts business.  To the Knowledge of the Company, no agent or representative of a Relevant Person, solely in the course of their actions for or on behalf of the Company and its Subsidiaries, has in the five years prior to the date of this Agreement engaged directly or indirectly in transactions: (i) involving any of North Korea, Cuba, Iran, Syria, Myanmar, or Sudan; (ii) involving any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by OFAC or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime imposed by a jurisdiction in which the Company or any of its Subsidiaries conducts business, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) prohibited by any law administered by OFAC, or by any other economic or trade sanctions law of the U.S. or any other jurisdiction in which the Company or any of its Subsidiaries conducts business.  No Relevant Person, nor, to the Knowledge of the Company, any agent or representative of a Relevant Person, is a person whose property or interests in property are blocked or frozen under the economic sanctions laws of the U.S., the E.U., or any other jurisdiction in which the Company or any of its Subsidiaries conducts business nor is designated as a denied person by the U.S. Commerce Department Bureau of Industry and Security or as a debarred party by the U.S. State Department’s Directorate of Defense Trade Control.  No Relevant Person, nor, to the Knowledge of the Company, any agent or representative of a Relevant Person solely in the course of their actions for or on behalf the Company and its Subsidiaries, has in the five years prior to the date of this Agreement (a) exported or reexported (including deemed exportation or reexportation) any merchandise, software or technology in violation of the Export Administration Regulations, the International Traffic in Arms Regulations, or any other export control laws of the U.S. or, to the Knowledge of the Company, any other jurisdiction in which the Company or any of its Subsidiaries conducts business, nor (b) taken any actions, refused to take any actions, or furnished any information in violation of the U.S. laws restricting participation in international boycotts.

SECTION 3.10.  Takeover Statutes.  Assuming the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.10 and 4.11 are true and correct, the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) has taken all necessary action so that any takeover, anti-takeover moratorium, “fair price”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (other than Section 203 of the DGCL) (each, a “Takeover Statute”) applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

SECTION 3.11.  Environmental Matters.

(a)  The Company and its Subsidiaries are and since the Applicable Date have been in compliance in all material respects with all applicable Environmental Laws and possess and are and, since the Applicable Date, have been in compliance in all material respects with all material permits, licenses, registrations, identification numbers, authorizations, consents and approvals required under applicable Environmental Laws (“Environmental Permits”) and all such Environmental Permits are valid and in full force and effect.

(b)  The Company and its Subsidiaries have not received any written claim, notice of violation or citation, or other written notice concerning any material violation or alleged violation of, or any material liability or alleged liability under, any applicable Environmental Law, other than any claim, notice of violation, citation or notice that has been fully and finally resolved and for which there are no additional material obligations.

(c)  There are no material Orders outstanding, or any material Actions pending or, to the Knowledge of the Company, threatened in writing, concerning compliance by the Company or any of its Subsidiaries with or liability of the Company or any of its Subsidiaries under any Environmental Law.

(d)  There has been no Release of or exposure to Hazardous Substances at any real property currently or, during the period of ownership, lease or operation by the Company or any of its Subsidiaries or any of their legal predecessors in interest, formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their legal predecessors in interest that has resulted or would reasonably be expected to result in a material investigation or remedial action to be conducted or funded by, or a material Action against, the Company or any of its Subsidiaries.

(e)  Neither the Company nor any of its Subsidiaries has contractually retained or assumed any liabilities or obligations that have resulted in a material Action against, or a material written notice of liability of, the Company or any of its Subsidiaries under any applicable Environmental Law.

SECTION 3.12.  Taxes.

(a)  The Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all U.S. federal and non-U.S. national income and other material Tax Returns required to be filed by them (taking into account extensions), such Tax Returns are correct and complete in all material respects, and the Company and each of its Subsidiaries have duly and timely paid all material Taxes due and owing by them, whether or not shown to be due and payable on any Tax Return and the Company and each of its Subsidiaries have timely withheld and paid over to the appropriate taxing authority all material amounts they were required to withhold and pay over.

(b)  There are no material audits, examinations, investigations, claims, or judicial proceedings by any taxing authority with respect to Taxes of the Company or any of its Subsidiaries, no Governmental Entity has asserted in writing or threatened in writing to assert any material deficiency, claim or issue with respect to Taxes or any material adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, and no written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return that it is or may be subject to taxation by that jurisdiction;

(c)  There are no material Liens for Taxes upon any assets, properties or rights of the Company or any of its Subsidiaries, except for Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings.

(d)  There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries.

(e)  Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(f)  Neither the Company nor any of its Subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees and any other commercial agreements or contracts not primarily related to Tax) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (i) in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Closing Date) or (ii) that would reasonably be expected to otherwise constitute a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement.

(g)  All material transactions carried out by or among the Company and any of its Subsidiaries (including transactions with each other) for which the statute of limitations for Tax purposes with respect to such transaction remains open have been carried out under arm’s length pricing standards and are supported by appropriate transfer pricing studies and documentation.

(h)  Section 3.12(h) of the of the Company Disclosure Letter accurately sets forth, as of September 30, 2015, all material Intercompany Indebtedness where either the debtor or creditor is a U.S. tax resident and the other party is not a U.S. tax resident.

(i)  Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date and (iii) prepaid amount received on or prior to the Closing Date.

SECTION 3.13.  Labor Matters.   (A) Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other agreement with a labor union or equivalent organization and there are no employees of the Company who are otherwise represented by any labor organization, (B) as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been provided in writing by or on behalf of any labor or equivalent organization, (C) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened strike, lockout or work stoppage and (D) except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Entity or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary, of any individual. The Company and each Subsidiary are in compliance with all Laws relating to employment and labor, including all such Laws relating to wages, hours, employee classification, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. Seq. (“WARN”) or any similar state or local Law, collective bargaining, discrimination, civil rights, safety, health, workers compensation and the collection and payment of withholding and/or social security taxes and any similar Tax except for such non-compliance that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Company or any of its Subsidiaries within the six (6) months prior to the date of this Agreement and there is no such “mass layoff” or “plant closing” expected to occur prior to the Closing Date.

SECTION 3.14.  Intellectual Property.

(a)  Section 3.14(a) of the Company Disclosure Letter lists all Owned Intellectual Property that is issued, registered or subject to an application for issuance or registration, indicating for each item (A) the current owner, (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration or issue number, and (D) the application, registration or issue date. The Company and its Subsidiaries are, individually or jointly, the exclusive owners of the Owned Intellectual Property set forth in Section 3.14(a) of the Company Disclosure Letter.  The issued, registered and applied-for Owned Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable.  The Company or one of its Subsidiaries owns, licenses or otherwise has the right to use, free and clear of all Encumbrances, other than Permitted Encumbrances, the Material Company Intellectual Property and Owned Intellectual Property. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have conducted their businesses in a manner that would reasonably be expected to result in the cancellation or unenforceability of any Owned Intellectual Property.  The Company and its Subsidiaries have exercised commercially reasonable efforts to maintain the secrecy of all Trade Secrets used in their respective businesses.

(b)  The conduct of Company’s and its Subsidiaries’ respective businesses, since the Applicable Date, have not infringed, misappropriated or otherwise violated, and as currently conducted, do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any other Person in any manner, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received any claims, cease and desist letters, offers to license in lieu of further action or demands, in each case in writing, and, to the Knowledge of the Company, since the Applicable Date, no Person has threatened any Actions, alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person or challenging the ownership, enforceability or validity of any Owned Intellectual Property, except for any such claim, cease and desist letter, offer to license in lieu of further action, demand or Action that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any of the Owned Intellectual Property, except for any such infringement, misappropriation or violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

SECTION 3.15.  IT Systems; Privacy.

(a)  The IT Systems used by the Company or any of its Subsidiaries in their respective businesses that are owned, leased or licensed and, in each case, controlled by the Company or any of its Subsidiaries and, to the Knowledge of the Company, that are leased or licensed and, in each case, not controlled by the Company or any of its Subsidiaries, (i) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, security, performance and capacity) for the purposes for which they are being used, (ii) conform in all material respects with their related documentation and (iii) to the Knowledge of the Company, do not contain any Malware that would reasonably be expected to materially interfere with the ability of the Company and its Subsidiaries to conduct their respective businesses. With respect to the IT Systems owned, leased or licensed and controlled by the Company and its Subsidiaries, the Company and its Subsidiaries, and, to the Knowledge of the Company, with respect to IT Systems leased or licensed but not controlled by the Company and its Subsidiaries, the third Person controlling such leased or licensed IT Systems: (A) have implemented and maintain commercially reasonable security, business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems used by the Company or any of its Subsidiaries in their respective businesses that are owned, leased or licensed by the Company or its applicable Subsidiary and (B) act in material compliance therewith. To the Knowledge of the Company, (X) the Company and its Subsidiaries have implemented or are in the process of implementing all material security patches or security upgrades that are generally available for the IT Systems used by the Company or any of its Subsidiaries in their respective businesses that are owned, leased or licensed and, in each case, controlled by the Company or its applicable Subsidiary and (Y) the relevant third Persons have implemented or are in the process of implementing all material security patches or security upgrades that are generally available for the IT Systems used by the Company or any of its Subsidiaries in their respective businesses that are leased or licensed and, in each case, not controlled by the Company or its applicable Subsidiary.  Since the Applicable Date, there has been no failure, breakdown, persistent substandard performance or, to the Knowledge of the Company, unauthorized access or use, or other adverse event affecting any of the IT Systems owned, leased or licensed by the Company or its Subsidiaries, in each case that has caused or would reasonably be expected to cause any material disruption to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(b)  Since the Applicable Date, (i) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have been and are in compliance with any and all applicable Laws, contractual requirements, terms of use and privacy policies, in each case to the extent binding on the Company or its applicable Subsidiary, pertaining to data protection or information privacy, security, collection, use, disclosure, disposal, maintenance and transmission, (ii) the Company and each of its Subsidiaries use and have used commercially reasonable efforts to protect and maintain the secrecy and security of non-public personally identifiable information that any of them (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits and to prevent unauthorized access to, and use or disclosure of, such non-public personally identifiable information by any other Person, and (iii) to the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries (or any third Person on behalf of any of them) has had a breach of security or an incident of unauthorized access, disclosure, use, destruction, or loss of any non-public personally identifiable information that the Company or any of its Subsidiaries (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits.

SECTION 3.16.  Insurance.  Section 3.16(a) of the Company Disclosure Letter sets forth a true, compete and correct list as of the date of this Agreement of all material error and omissions, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies covering the Company, any of its Subsidiaries and their respective assets, properties and operations. All such insurance policies are in full force and effect and were in full force and effect during the periods of time such policies are purported to be in effect, and all premiums due with respect to all such insurance policies have been paid. As of the date of this Agreement, the Company has not received any written notice of termination, cancellation or non-renewal with respect to any such policy and there has been no written threat of termination of, cancelation or non-renewal with respect to, any such policy; and no coverage under any such policy will be materially and adversely affected by the Merger.  As of the date of this Agreement, Section 3.16(b) of the Company Disclosure Letter sets forth a true, compete and correct list of all outstanding claims with a value in excess of $250,000 under any insurance policy covering the Company, any of its Subsidiaries and their respective current assets, properties and continued operations. As of the date of this Agreement, there is no claim listed in Section 3.16(b) of the Company Disclosure Letter as to which coverage has been denied by the underwriters of the relevant insurance policies of the Company.

SECTION 3.17.  Real Property.

(a)  With respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrance, other than Permitted Encumbrances, (B) there are no outstanding leases, subleases, options or rights of first offer or rights of first refusal, or other written agreements granting to any party or parties the right to lease, use, occupy or purchase the Owned Real Property, or any portion of the Owned Real Property, (C) a true and complete list of the Owned Real Property is set forth on Section 3.17(a) of the Company Disclosure Letter and (D) neither the Company nor any of its Subsidiaries has received written notice of any pending, and, to the Knowledge of the Company, there is no threatened, condemnation proceeding against any of the Owned Real Property.

(b)  (A) Each lease of any real property held by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries incur in excess of $500,000 in expense per annum or that is otherwise material to the Company (each, a “Material Real Property Lease” and collectively, the “Material Real Property Leases”) is valid and binding on the Company or the Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable and in full force and effect; (B) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in material violation, breach or default of any Material Real Property Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a material violation, breach or default of any such lease or sublease by any of the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (C) neither the Company nor any of its Subsidiaries has received any written notice alleging a violation, breach or default under any such Material Real Property Lease which remains uncured, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of the Company; (D) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any third party the right to use or occupy the property subject to any Material Property Lease or any material portion thereof; (E) no landlord or tenant under any Material Real Property Lease has exercised any option or right to cancel or terminate such Material Real Property Lease; and (F) neither the Company nor any of its Subsidiaries has received written notice of any pending, and, to the Knowledge of the Company, there is no threatened, material condemnation proceeding, with respect to any Material Real Property Lease.  Each Material Real Property Lease is listed in Section 3.17(b) of the Company Disclosure Letter and has been made available to Parent prior to the date of this Agreement.

SECTION 3.18.  Contracts.

(a)  Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each Contract (other than (i) the Cooperation Agreement and (ii) Contracts filed as exhibits to the Company SEC Reports) to which the Company or any of its Subsidiaries is a party or which binds or affects their respective properties or assets and which:

(i)  is or would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K, including any amendments thereto required to be filed pursuant to such Item;

(ii)  is a commitment, arrangement or agreement to contribute capital or make additional investments in any other Person in excess of $1.0 million;

(iii)  is material to the Company and its Subsidiaries, taken as a whole, and will be breached or require the consent or approval of, or notice to, any third party in order to continue in full force and effect following the consummation of the Merger Transactions and (1) grants such third party any rights, (2) provides for any diminution of rights of the Company or any of its Subsidiaries or (3) can be terminated by such third party, in each case, upon a change of control;

(iv)  (A) contains any non-compete, exclusivity or other provision materially limiting the ability of the Company or any of its Subsidiaries or any of their respective current or future Affiliates to operate in any business or geographic area, or (B) after the Effective Time, would have the effect of materially limiting the ability of Parent or the Surviving Corporation or any of their respective current or future Affiliates to operate in any business or geographic area;

(v)  relates to any acquisition (including any option to acquire) by the Company or any of its Subsidiaries of stock, assets, properties or rights of another Person pursuant to which the Company or any of its Subsidiaries has “earn out” or other contingent or fixed payment obligations, in each case, that could result in a future payment in excess of $1.0 million, other than (A) purchases of machinery, equipment, inventory, supplies or materials in the ordinary course of business consistent with past practice, and (B) any acquisition involving only direct or indirect wholly owned Subsidiaries of the Company;

(vi)  relates to any disposition by the Company or any of its Subsidiaries of stock, assets, properties or rights of another Person for consideration in excess of $1.0 million within 12 months, other than (A) any Contract related to the disposition of machinery, equipment, inventory, supplies or materials in the ordinary course of business consistent with past practice, and (B) any Contract relating to dispositions to the Company or any wholly owned Subsidiary of the Company;

(vii)  is a Contract pursuant to which the Company or any of its Subsidiaries grants “most favored nation” status to a third party, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole;

(viii)  contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets, properties or rights having fair market value in aggregate of more than $1.0 million (excluding, for the avoidance of doubt, any Contracts related to purchases or sales of machinery, equipment, inventory, supplies, materials, products, properties, assets or other rights (a) in the ordinary course of business consistent with past practice, or (b) that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(ix)  (A) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed any material liabilities or obligations of the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any material liabilities or obligations of any Person (other than the Company or any of its Subsidiaries), in each case other than endorsements for purpose of collection in the ordinary course of business;

(x)  restricts or grants rights to use or practice under material Intellectual Property granted by (A) the Company or any of its Subsidiaries to a third Person or (B) a third Person to the Company or any of its Subsidiaries, which Contract is material to the Company or any of its Subsidiaries, but in each case excluding (x) Contracts in which licenses of Intellectual Property are not material to performance under the Contract and (y) all “off-the-shelf”, “click-wrap” and “shrink-wrap” and other similar agreements for commercially available Software;

(xi)  pursuant to which any third Person is engaged by the Company or any of its Subsidiaries for the purpose of creating, developing or customizing Intellectual Property intended to be assigned to the Company or any of its Subsidiaries or otherwise owned by the Company or any of its Subsidiaries as a work-made-for-hire, which Intellectual Property is material to the respective business of the Company or any of its Subsidiaries;

(xii)  other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture; or

(xiii)  any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments, individually or in the aggregate, in excess of $1.0 million other than indemnification arrangements arising pursuant to Contracts that are entered into in the ordinary course of business (except for Contracts relating to an acquisition of any business, capital stock or all or substantially all of assets of any other Person or any material real property);

(each Contract described in clauses (i) through (xiii) is referred to herein as a “Company Material Contract”).

(b)  Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception.  Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Company Material Contract, and there is no material breach or default under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto.  From the Applicable Date through the date of this Agreement, there have been no settlement agreements entered into with respect to any material breaches or alleged breaches of, and there are no outstanding “reservation of rights” letters in relation to, any of the Company Material Contracts, and, to the Knowledge of the Company, no event has occurred that would, with or without notice or lapse of time or both, give to any other Person any right of termination, amendment or cancellation of any Company Material Contract. True, complete and correct copies of each Company Material Contract (including all amendments hereto to date) have been made available to Parent prior to the date of this Agreement.

(c)  Each of the Employment Agreements is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception.  Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employment Agreement, and there is no material breach or default under any Employment Agreement by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto.

SECTION 3.19.  Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger except that (i) the Company has engaged Goldman, Sachs & Co. as its financial advisor, and (ii) the Special Committee has engaged Greenhill & Co., Inc. as its financial advisor.

SECTION 3.20.  Related Party Transactions.  Since the Applicable Date, except for compensation or other employment arrangements in the ordinary course of business, there has been no transaction, or series of similar transactions, agreements, arrangements, relationships, payments or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements, relationships, payments or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent prior to or simultaneously with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

SECTION 4.1.  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign limited liability company, corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions.  Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or comparable governing documents of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so made available is in full force and effect.

SECTION 4.2.  Authority.  The Board of Directors of Parent and the Board of Directors of Merger Sub have approved this Agreement, the Merger and the other Transactions.  No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other Transactions.  Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into and has taken all corporate or similar action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub in accordance with Section 5.13(b).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3.  Governmental Filings; No Violations; Etc.

(a)  Except for (A) compliance with, and filings under, the HSR Act; (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement and statements on Schedule 13D and other filings related to beneficial ownership; (C) compliance with, and filings under, the applicable requirements of Antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; (D) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware and (E) compliance with the applicable requirements of the NYSE (the items set forth above in clauses (A) through (E), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other Transactions, other than such items that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the consummation of the Merger or the other Transactions.

(b)  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the respective certificate of incorporation, bylaws or comparable governing documents of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 4.3(a), under any Law to which Parent or Merger Sub is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or Merger Sub, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the consummation of the Merger or the other Transactions.

SECTION 4.4.  Litigation.  As of the date of this Agreement, there are no Actions pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except those that, individually or in the aggregate, are not reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions.

SECTION 4.5.  Financing; Available Funds.

(a)  Parent has delivered to the Company true, complete and correct copies of (i) the commitment letters and other side letter agreements (if any) (which side letter agreements (if any) may be redacted in the same manner as the Redacted Fee Letter (as defined below)), each dated as of the date hereof, from the Financing Sources identified therein (such letters, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Transactions (including funding of the Exchange Fund) and related fees and expenses and the refinancing of certain outstanding Indebtedness of the Company (the “Debt Financing”) and (ii) the equity commitment letter, dated as of the date hereof, from each of American Securities Partners VI, L.P., American Securities Partners VI(B), L.P., American Securities Partners VI(C), L.P. and American Securities Partners VI(D), L.P. (collectively, the “Equity Provider”), pursuant to which the Equity Provider has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amount (the “Equity Financing” and, together with the Debt Financing, the “Financing”) set forth therein (such letter, the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”).  None of the Financing Commitments has been amended or modified prior to the date of this Agreement (provided that the existence or exercise of “flex” provisions contained in the fee letters shall not be deemed to constitute a modification or amendment of the Debt Financing Commitments) and, as of the date hereof, none of the Financing Commitments have been withdrawn, terminated or rescinded in any respect.  Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company, with only fee, “flex” and certain other economic terms redacted (the “Redacted Fee Letter”); provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing), as of the date of this Agreement there are no side letters or other Contracts, understandings or arrangements, whether oral or written, related to the funding or investing, as applicable, of the Financing other than the Financing Commitments delivered to the Company prior to the date of this Agreement.  Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement and, as of the date hereof, the Financing Commitments are in full force and effect and are legal, valid, binding and enforceable obligations of Parent, Merger Sub or the Affiliates of Parent and Merger Sub, in each case to the extent party thereto, as applicable, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto, subject, in each case, to the Bankruptcy and Equity Exception.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or the Affiliates of Parent or Merger Sub party thereto or, to the Knowledge of Parent and Merger Sub, any other party thereto under any of the Financing Commitments.  As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available at the Closing, provided that Parent is not making any representation regarding the effect of any inaccuracy of any representation and warranty of the Company set forth in Article III or the failure of the Company to perform any of its obligations under this Agreement.  Assuming each of the Financing Commitments are funded in accordance with their terms (after giving effect to the flex provisions), Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(b)  Neither Parent, Merger Sub nor any of their Affiliates has (i) retained any financial advisor on a basis exclusive to Parent and/or Merger Sub and/or any such Affiliate, or (ii) entered into an exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that would prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries, in the case of clauses (i) and (ii), in connection with the Merger or any of the other transactions contemplated by this Agreement. Neither Parent, Merger Sub nor any of their Affiliates has caused or induced any Person to take any action that, if taken by Parent and/or Merger Sub, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.5(b).

SECTION 4.6.  Rollover Agreements.  Parent has delivered to the Company a true, complete and correct copy of the Rollover Agreement with the Initial Rollover Stockholder.  Such Rollover Agreement is in full force and effect and is legal, valid, binding and enforceable, subject to the Bankruptcy and Equity Exception, obligations of Parent, Merger Sub or the Affiliates of Parent and Merger Sub, in each case to the extent party thereto, as applicable, and, to the Knowledge of Parent and Merger Sub, the Initial Rollover Stockholder.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or the Affiliates of Parent or Merger Sub party thereto or, to the Knowledge of Parent and Merger Sub, the Initial Rollover Stockholder under such Rollover Agreement.  As of the date hereof, Parent has no reason to believe that any of the conditions to the contribution and exchange of shares contemplated by such Rollover Agreement will not be satisfied.  There are no conditions precedent or other contingencies related to the contribution by the Rollover Stockholders of their Rollover Shares to Parent in exchange for common stock of Parent, other than as expressly set forth in or expressly contemplated by the Rollover Agreements.

SECTION 4.7.  Guarantee.  Concurrently with the execution of this Agreement, each of American Securities Partners VI, L.P., American Securities Partners VI(B), L.P., American Securities Partners VI(C), L.P., American Securities Partners VI(D), L.P. and P2 Capital Master Fund I, L.P. (each, a “Guarantor” and, together, the “Guarantors”) has delivered to the Company the Equity Financing Commitment, which contains a limited guarantee in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”), duly executed by the Guarantors in favor of the Company. The Guarantee is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Equity Financing Commitment, including in respect of the Guarantee.

SECTION 4.8.  Capitalization.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent free and clear of all Liens.  Neither Parent nor Merger Sub has conducted any business prior to the date of this Agreement and neither Parent nor Merger Sub has any, and prior to the Effective Time will not have any, assets, liabilities or obligations of any nature other than those as may be incident to their formation and pursuant to this Agreement, the Merger and the other Transactions.  Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

SECTION 4.9.  Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

SECTION 4.10.  Ownership of Shares.  None of Parent, Merger Sub, the Initial Rollover Stockholder or any of their respective “affiliates” or “associates” is an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.

SECTION 4.11.  Absence of Certain Agreements.  Except for the Rollover Agreements (whether entered into prior to, on or after the date of this Agreement), neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which (A) any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Per Share Merger Consideration, (B) except as set forth in Section 5.13, any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or any stockholder of the Company agrees to vote against any Acquisition Proposal; or (ii) other than has been specifically approved by the Special Committee or the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee), with any employee or director of the Company that relates in any way to the Company or any of its Subsidiaries or the Transactions, including any agreement, arrangement or understanding to (x) remain as an employee or director of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts with the Company in effect as of the date of this Agreement), (y) contribute or rollover any portion of such employee’s or director’s Shares, Stock Options, Stock Appreciation Rights or RSUs to the Company or its Subsidiaries or Parent or any of their respective Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of their respective Affiliates.

SECTION 4.12.  Solvency.  Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the representations and warranties of the Company in Article III are true and correct in all material respects and (c) after giving effect to the Transactions, including the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the Merger and the other Transactions, and payment of all related fees and expenses of the Parent and the Surviving Corporation relating to the Transactions, each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the other Transactions.

ARTICLE V
Covenants

SECTION 5.1.  Interim Operations.  (a)  From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement, except (w) as set forth in Section 5.1(a) of the Company Disclosure Letter, (x) as expressly contemplated by this Agreement, (y) to the extent consented to in writing by Parent (which consent, in the cases of the matters set forth in subclauses (ii), (ix), (xi), (xiii), (xvi), (xix) and (xx) (solely in respect of agreements, authorizations or commitments in respect of the immediately foregoing subclauses) below shall not be unreasonably withheld, delayed or conditioned, and, in all other cases, shall be in Parent’s sole discretion) or (z) as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects in the ordinary course of business and it shall, and shall cause each of its Subsidiaries to, use its respective commercially reasonable efforts to maintain existing relations with Governmental Entities, customers, suppliers, manufacturers, distributors and partners.  Notwithstanding the generality of the foregoing, but subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not and shall not permit any of its Subsidiaries to:

(i)  amend its certificate of incorporation, bylaws or comparable governing documents;

(ii)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any property, rights or assets outside of the ordinary course of business for consideration that exceeds, individually or in the aggregate, $1.0 million from any other Person in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement that have been made available to Parent prior to the date of this Agreement;

(iii)  except for (A) advances of expenses and trade credit, in each case in the ordinary course of business, (B) in connection with any Transaction Litigation or (C) in a manner consistent with the Company’s indemnification obligations set forth in its certificate of incorporation or bylaws, make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of the Company);

(iv)  make, authorize or incur any capital expenditure in excess of the amounts set forth in Section 5.1(a)(iv) of the Company Disclosure Letter;

(v)  merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries (other than with respect to any merger or consolidation among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);

(vi)  issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Equity Interests of the Company or any of its Subsidiaries, except issuances or dispositions of (A) Shares in respect of Stock Options, Stock Appreciation Rights and RSUs outstanding on the date of this Agreement under the Company Plans or (B) Shares or options or rights to acquire Shares in connection with grants or awards of stock based compensation made in accordance with Section 5.1(a)(xii) hereof;

(vii)  declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of the capital stock, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

(viii)  reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the Equity Interests, except for repurchases, redemptions or acquisitions in connection with the exercise, vesting, settlement or forfeiture of Stock Options, Stock Appreciation Rights and RSUs under Company Plans;

(ix)  except in connection with the repayment of the Credit Facility at or prior to the Closing or any voluntary repayment of borrowings under the Credit Facility, (A) incur or issue any Indebtedness for borrowed money, or assume, voluntarily prepay, defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the Indebtedness of any Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money (in each case, for the avoidance of doubt, excluding trade payables, capitalized lease obligations, or obligations issued or assumed as consideration for services or property, including inventory), except for (1) Indebtedness incurred under the Credit Agreement, dated as of May 5, 2015, by and among the Company, certain of its Subsidiaries, as borrowers, Bank of America, N.A., as agent for the lenders and the other lenders, guarantors and agents party thereto (the “Credit Facility”), (2) letters of credit issued pursuant to the Credit Facility or otherwise issued in the ordinary course of business, (3) interest rate, foreign currency and other hedging arrangements on customary commercial terms entered into in the ordinary course of business and (4) Intercompany Indebtedness incurred in the ordinary course of business;

(x)  grant or incur any Lien, other than (A) Permitted Encumbrances; (B) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar Laws; (C) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business; (D) Liens that may be incurred or granted pursuant to or in accordance with the terms of any Indebtedness in effect as of the date hereof, securing any Indebtedness permitted pursuant to Section 5.1(a)(ix), or (E) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(xi)  engage in any transaction, or series of similar transactions, agreements, arrangements or understandings, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K, other than (A) as permitted pursuant to Sections 5.1(a)(xii) or 5.9, or (B) in the ordinary course of business and on terms, taken as a whole, no less favorable to the Company than terms that could have been obtained from an unaffiliated third party;

(xii)  except as required pursuant to the existing terms of any Company Plan, Employment Agreement or another agreement in effect prior to the date of this Agreement, or as required by applicable Law, (A) grant, pay or agree to pay any severance or termination payments or any benefits to any current or former director or officer of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice and consistent with the Company’s existing severance plans and policies, (B) increase the compensation or bonus (or grant, pay or agree to pay bonuses) or other benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, immaterial increases in compensation in the ordinary course of business consistent with past practice, (C) increase pensions or welfare benefits of any current or former director, officer or employee of the Company or any of its Subsidiaries, (D) establish, adopt, terminate or materially amend any Company Plan or Employment Agreement, or enter into any new, or amend any existing, change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries, (E) waive or materially amend any performance or vesting criteria or accelerate the vesting or payment of, or take action to fund, any compensation payable or benefits payable or provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as expressly provided in this Agreement, (F) enter into any new, or amend any existing, employment agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice and with an annual base salary and incentive compensation opportunity not to exceed $200,000, (G) terminate any executive officer other than for cause or for performance reasons (in each case, as reasonably determined by the Company) (in which case the Company shall promptly notify Parent) or hire or promote any executive officer, or (H) grant or make any equity awards that may be settled in Shares, preferred shares, or any Equity Interest or any other securities of the Company or any of its Subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares, Equity Interests or other Company securities or Subsidiary securities;

(xiii)  other than in the ordinary course of business (A) make or change any material Tax election, (B) change the Company’s or any of its Subsidiaries’ method of accounting for Tax purposes, (C) file any amended Tax Return that would result in a material change in Tax liability, taxable income or loss, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xiv)  except as required by GAAP, a Governmental Entity or applicable Law, make any material changes to accounting policies or principles;

(xv)  transfer, sell, lease, license, assign, mortgage, pledge, divest or otherwise dispose of any entity or assets, product lines, rights or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries having a value in excess of $1.0 million in the aggregate, other than (A) machinery, equipment, inventory, supplies, materials and other assets (including, without limitation, Intellectual Property) in the ordinary course of business, (B) pursuant to Contracts in effect prior to the date of this Agreement that have been made available to Parent prior to the date of this Agreement or (C) pursuant to the Contracts listed in Section 5.1(a)(xv) of the Company Disclosure Letter;

(xvi)  enter into, materially amend or modify, transfer, assign, license, encumber or terminate, or waive any material term under, any Company Material Contract or Material Real Property Lease or any Contract that would constitute a Company Material Contract or Material Real Property Lease if entered into prior to the date hereof (other than the expiration or renewal of any of the foregoing Contracts in accordance with its terms);

(xvii)  other than in accordance with Section 5.17, waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, arbitration, claim or action where the amount paid in an individual settlement or compromise by the Company (and not including any amount paid by the Company’s insurance carriers or third parties) does not exceed $500,000;

(xviii)  enter into or amend any agreement or arrangement with any broker or finder in connection with the Merger Transactions;

(xix)  adopt a budget of the Company for the fiscal year ending December 31, 2016 that is different from the draft 2016 budget that the Company has made available to Parent, or make any amendment thereto; or

(xx)  agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing.

(b)  On the Business Day immediately preceding the Closing Date, the Company shall cause its Subsidiaries organized outside of the United States (the “Foreign Subsidiaries”) to distribute, loan or otherwise pay cash (in such amounts from each such Foreign Subsidiary as agreed to in good faith by Parent and the Company no later than the fifteenth Business Day prior to the Closing Date and in a manner designed to minimize withholding Taxes) to B.I. Holdings C.V., a wholly owned Subsidiary of the Company formed under the laws of the Netherlands (“BI Holdings”), such that BI Holdings will have sufficient cash to make the Distribution. On or before the Closing Date, but before the filing of the Certificate of Merger pursuant to Section 1.4, the Company shall cause its Foreign Subsidiaries to take action (as agreed with Parent in good faith and in a manner designed to minimize withholding Taxes) such that all such transfers (including all amounts loaned) shall be effected in a manner that will be treated as a distribution from the applicable Foreign Subsidiary to BI Holdings taking place prior to the filing of the Certificate of Merger for U.S. Federal income Tax purposes. At the Closing, immediately prior to the filing of the Certificate of Merger pursuant to Section 1.4, the Company shall cause BI Holdings to distribute and pay, by way of dividend, share capital reduction or similar distribution, cash to the Company or its Subsidiaries organized inside of the United States, such that immediately after such distribution (the “Distribution”), all of the Foreign Subsidiaries hold, collectively, not more than $35,000,000 in cash (and the Company shall use commercially reasonable efforts to effect the Distribution such that, immediately after such Distribution, all of the Foreign Subsidiaries hold, collectively, not more than $25,000,000 in cash); provided, that prior to the making of the Distribution, (x) Parent shall use commercially reasonable efforts to deliver or cause to be delivered to the Company a notice from legal counsel to the lead arrangers thereto, to the effect that all documentary conditions precedent to the consummation of the Debt Financing set forth in the definitive documentation to the Debt Financing have been received, and (y) representatives of the Guarantors, Parent and Merger Sub shall have each irrevocably confirmed in writing to the Company that (I) all conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived, and (II) Parent and Merger Sub are each ready, willing and able to consummate the Merger Transactions (which confirmation shall be acknowledged by the Company).

(c)  Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other Transactions.

(d)  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.2.  Acquisition Proposals.  (a)  Notwithstanding anything in this Agreement to the contrary, during the period from the date of this Agreement until 12:01 a.m. (New York City time) on the 51st day following the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries, any of the officers and directors of the Company and its Subsidiaries and the Company and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives, including the investment bankers, attorneys and other advisors or representatives of the Special Committee (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) may, directly or indirectly:

(i)  initiate, solicit  or encourage any inquiries regarding any proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal;

(ii)   engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal;

(iii)  enter into any agreement or agreement in principle with respect to any Acquisition Proposal; and

(iv)  otherwise facilitate any effort or attempt by any Person to make an Acquisition Proposal;

provided that any (x) non-public information or data relating to the Company and its Subsidiaries provided to any such Person will be furnished only pursuant to an Acceptable Confidentiality Agreement and (y) competitively sensitive information or data provided to any such Person who is a direct competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice of legal counsel; provided further that the Company shall promptly make available to Parent any non-public information concerning the Company and its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent.  No later than the first Business Day following the No-Shop Period Start Date, the Company will deliver to Parent a list identifying all Excluded Parties.

(b)  The Company agrees that, except as expressly permitted by this Section 5.2(b) and Section 5.2(c), after the No-Shop Period Start Date, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(A)  initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal;

(B)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, or any offer or proposal that is reasonably likely to constitute an Acquisition Proposal, except to notify such Person of the existence of this Section 5.2;

(C)  enter into any agreement or agreement in principle with respect to any Acquisition Proposal other than an Acceptable Confidentiality Agreement; or

(D)  otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, the Company may continue to take any of the actions described in this Section 5.2(b) above from and after the No-Shop Period Start Date with respect to any Excluded Party until the earlier of (I) the date on which the Company Requisite Vote is obtained and (II) the date on which the Company certifies to Parent that it is no longer engaged in discussions with any Excluded Party (the “Cut-Off Date”). Except as otherwise permitted by this Section 5.2(b) and Section 5.2(c), from and after the No-Shop Period Start Date, the Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ officers and directors to, and shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to, cease immediately any discussions or negotiations, if any, with any Person, other than (x) Parent, Merger Sub, the Rollover Stockholders and their respective Affiliates and Representatives and (y) prior to the Cut-Off Date, any Excluded Party, and the Company shall require that all copies of non-public information of the Company or its Subsidiaries distributed or made available to any such Person (other than (x) Parent, Merger Sub, the Rollover Stockholders and their respective Affiliates, and (y) prior to the Cut-Off Date, any Excluded Party) in connection with their consideration of any Acquisition Proposal be promptly returned or destroyed by such Persons. The Company agrees that any breach of this Section 5.2 by any of its Representatives (other than immaterial or inadvertent breaches not intended to result in an Acquisition Proposal) shall be deemed to be a breach of this Agreement by the Company. Notwithstanding the foregoing or anything in this Agreement to the contrary, each of the parties hereto hereby acknowledges and agrees that any provision included in a confidentiality agreement between the Company or any of its Subsidiaries and a Person (other than Parent, Merger Sub, the Rollover Stockholders and their respective Affiliates and Representatives) in effect on the date hereof that restricts the ability of such Person to make any Acquisition Proposal to the Company shall be deemed waived by the Company or such Subsidiary party thereto effective upon execution of this Agreement.

(c)  Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if the Company or its Representatives receive a written Acquisition Proposal from any Person, the Company and its Representatives may (A) contact such Person to clarify the terms and conditions thereof; (B) provide information (including non-public information concerning the Company and its Subsidiaries) in response to a request therefor by such Person after the Company enters into an Acceptable Confidentiality Agreement with such Person; provided that the Company shall promptly make available to Parent any non-public information concerning the Company and its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent; (C) engage or participate in any discussions or negotiations with such Person; and (D) after having complied with Section 5.2(d), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (B) or (C) above occurring after the No-Shop Period Start Date and except as may relate to an Excluded Party thereafter, the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and (y) in the case referred to in clause (D) above, the Board of Directors of the Company has complied with all of its obligations under Section 5.2(d).

(d)  No Change of Recommendation or Alternative Acquisition Agreement.  Except as set forth in Section 5.2(e) and this Section 5.2(d), neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold or withdraw (or qualify, change, amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or qualify, change, amend or modify in a manner adverse to Parent or Merger Sub), the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement, (B) approve or adopt, or recommend the approval or adoption of, or publicly propose to recommend, approve or adopt, any Acquisition Proposal or (C) from and after the No-Shop Period Start Date, fail to make or reaffirm the Company Recommendation within ten Business Days of Parent’s written request to do so following receipt of an Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”, it being understood that a customary “stop, look and listen” communication by the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change of Recommendation) or (ii) authorize, cause or permit the Company or any of its Subsidiaries or Representatives to execute or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement or enter into any agreement or agreement in principle with respect to any Acquisition Proposal, other than any Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”).  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, if (x) an Intervening Event has occurred or (y) the Company receives an Acquisition Proposal not solicited in violation of this Section 5.2 that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel constitutes a Superior Proposal, then the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) and the Special Committee may (1) in the case of either clause (x) or clause (y), make a Change of Recommendation if the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) in the case of clause (y), cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal and terminate this Agreement pursuant to Section 7.3(a); provided that the Board of Directors of the Company shall not make any Change of Recommendation under either clause (x) or (y) or cause the Company to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless:

(i)  The Company shall have complied in all respects with its obligations under this Section 5.2(d);

(ii)  the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance of making such Change of Recommendation or such termination (such period, the “Negotiation Period”), advising Parent of the intention to effect a Change of Recommendation or terminate this Agreement, which notice shall specify in detail the basis for the Change of Recommendation or termination and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal and the financial and other material terms and conditions thereof and include copies of the final forms of all relevant documents relating to such Superior Proposal; provided, that in the event there is any material amendment to the terms of any such Superior Proposal (including any revision in the amount, form or mix of consideration proposed to be payable to the Company’s stockholders pursuant to such Superior Proposal), the Company shall have provided to Parent a notice of such material amendment and there shall be a new two (2) Business Days period following such notice during which the Company shall negotiate with Parent or otherwise comply again with the requirements of this Section 5.2(d) and the Company shall not make any Change of Recommendation prior to the end of any such Negotiation Period as so extended;

(iii)  during the Negotiation Period, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith, for so long as Parent continues to negotiate in good faith, with respect to changes to the terms and conditions of this Agreement or the transactions contemplated hereby (or as to other proposals made by Parent);

(iv)  after so negotiating with Parent and Merger Sub during the Negotiation Period, the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee shall have considered in good faith any and all changes to this Agreement and the transactions contemplated hereby offered by Parent (or other proposals made by Parent), and shall have concluded, after consultation with its independent financial advisor and outside legal counsel, (A) in the event the determination by the Board of Directors of the Company or the Special Committee pursuant to this Section 5.2(d) is in response to a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal even if such changes or other proposals were to be given effect, provided that, if any material amendment or revision is made to the Acquisition Proposal that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent with respect to each such successive amendment or revision and to comply with the requirements of this Section 5.2 with respect to such new written notice and the Negotiation Period shall recommence, or (B) in the event the determination by the Board of Directors of the Company or the Special Committee pursuant to this Section 5.2(d) is in response to an Intervening Event, that such changes would not obviate the need for a Change of Recommendation in response to such Intervening Event; and

(v)  in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement pursuant to Section 7.3(a) (including paying the Termination Fee in accordance with Section 7.5(a) prior to or concurrently with such termination).

(e)  Certain Permitted Disclosure.  Nothing contained in this Agreement shall prohibit the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders), (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making any disclosure to the Company’s stockholders that is required by Law; provided, however, that the Board of Directors of the Company or the Special Committee shall not make a Change of Recommendation except in accordance with Section 5.2(d).

(f)  Notice.  The Company agrees that, from and after the No Shop Period Start Date, it will promptly notify Parent orally (and in writing within 24 hours) after any proposals, offers or requests for negotiations with respect or relating to an Acquisition Proposal are received by, or after any books, records or other information or access to any properties in connection with a potential Acquisition Proposal is requested from, the Company or any of its Subsidiaries or any of their respective Representatives. Such notice shall include the identity of the Person or group of Persons making such proposal, offer or request, a written summary of the financial and other material terms and conditions of any requests, proposals, offers constituting Acquisition Proposals that are not provided in writing and copies of any written requests, proposals or offers constituting Acquisition Proposals, including proposed agreements that are provided in writing, and thereafter shall keep Parent reasonably informed on a prompt basis (and in any event within 24 hours) of all significant developments relating to such Acquisition Proposal, including all amendments to any terms or conditions thereof.  The Company agrees that neither it nor any of its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

SECTION 5.3.  Proxy Filings; Information Supplied.  The Company shall, as promptly as reasonably practicable after the date of this Agreement, provided that each of Parent and Merger Sub and their respective Affiliates and Representatives timely provide all information relating to any of them that is required to be included in the Proxy Statement, prepare and file in preliminary form the Proxy Statement with the SEC (it being understood that the Company shall use its reasonable best efforts to file the Proxy Statement in preliminary form with the SEC within 15 Business Days after the date of this Agreement).  Subject to Section 5.2(d), the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) shall make the Company Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement.  Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider in good faith the comments proposed by Parent.  The Company agrees that as of the date of mailing to stockholders of the Company and at the time of the Stockholders’ Meeting, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Parent shall promptly provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates and Representatives as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.  Parent and Merger Sub agree that, as of the date of mailing to stockholders of the Company and at the time of the Stockholders’ Meeting, none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5.4.  Stockholders’ Meeting.  Subject to Sections 5.2(d), 5.2(e) and 5.3, the Company shall take all reasonable actions necessary in accordance with applicable Law, its certificate of incorporation and bylaws and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders’ Meeting”) for the purpose of obtaining the Company Requisite Vote, as soon as reasonably practicable after the date on which the SEC staff advises that it has no further comments on the Proxy Statement; provided, however, that in no event shall the Company be required to convene and hold the Stockholders’ Meeting earlier than the third Business Day following the Excluded Party Termination Fee End Date.  Subject to Section 5.2(d), the Company shall use its reasonable best efforts to solicit from its stockholder proxies in favor of the adoption of this Agreement and secure any approval of its stockholders that is required by the DGCL and any other applicable Law to effect the Merger Transactions.  Notwithstanding anything to the contrary in this Agreement, the Company may adjourn, recess or postpone the Stockholders’ Meeting from time to time (a) with the prior written consent of Parent; (b) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by applicable Law (as determined by the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) in good faith after consultation with its outside legal counsel) is provided to the stockholders of the Company a reasonable amount of time in advance of the Stockholders’ Meeting to permit such stockholders to review such supplement or amendment prior to the Stockholders’ Meeting; (c) if as of the time at which the Stockholders’ Meeting is to be held, (x) there is an absence of a quorum (either in person or by proxy) necessary to conduct the business of the Stockholders’ Meeting, or (y) it is necessary to solicit additional proxies in order to obtain the Company Requisite Vote; or (d) if required by Law or any court of competent jurisdiction.

SECTION 5.5.  Filings; Other Actions; Notification.  (a)  Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC.  Each of the Company and Parent agrees to promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in this Section 5.5, mailed (or, to the extent permitted by Law, made available) to the stockholders of the Company, in each case as and to the extent required by the Exchange Act.  The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)  Cooperation.  Subject to the terms and conditions set forth in this Agreement, including Section 5.5(e) below, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger Transactions as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger Transactions.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger Transactions (including the Proxy Statement).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)  Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions, including under the HSR Act and any other applicable Antitrust Law.

(d)  Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep each other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other Transactions.  Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e)  Antitrust Matters.  (i)  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.5, each of the Company and Parent agree to take or cause to be taken the following actions:

(A)  as soon as practicable, and in any event no later than 10 Business Days following the date of this Agreement, to file the initial pre-merger notifications with respect to this Agreement and the Transactions, if required, under the HSR Act for each of Parent and the Company, in each such case, requesting early termination of the waiting period with respect to the Merger and the other Transactions, and to file as soon as practicable any other applicable notifications or other forms necessary and required to obtain any consents, clearances or approvals under or in connection with any other Antitrust Law;

(B)  to promptly provide to each Governmental Antitrust Entity non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such approval of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the Merger and the other Transactions;

(C)  to use reasonable best efforts to take, and to cause each of its Subsidiaries to take, any and all actions as may be necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, enable all waiting periods under any Antitrust Law to expire and avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the Merger and the other Transactions to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; and

(D)  to refrain from entering into any agreement, arrangement or other understanding to acquire any assets, rights or properties that would prevent or materially delay receipt of any Company Required Governmental Approvals or Parent Required Governmental Approvals or prevent or materially impede the Closing.

(ii)  In furtherance and not in limitation of the undertakings pursuant to this Section 5.5, if any objections are asserted with respect to the Transactions under any Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the Transactions as violative of any Law or which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or that would reasonably be expected to prevent or materially impede the consummation of the Merger or the other Transactions, each of Parent and the Company and their respective Affiliates shall use their respective reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions so as to permit consummation of the Transactions.

(iii)  Notwithstanding the foregoing, Parent shall take, and cause its Affiliates to take, any and all such actions as may be necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to consummate the Merger or the other Transactions, including (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; (B) if necessary to obtain clearance by any Governmental Entity, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, properties, products, leases, businesses or other operations or interests therein of the Company or Parent or either’s respective Subsidiaries or Affiliates; and (C) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the Merger or the other Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(iv)  Parent and the Company will not withdraw and refile their respective initial filings under the HSR Act or any other Antitrust Law unless each other party has consented in advance to such withdrawal and refiling.  Nothing in this Agreement shall require the Company or its Affiliates, or Parent, Merger Sub and their respective Affiliates, to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

SECTION 5.6.  Access and Reports.  (a)  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested (provided, however, that such access shall in no case include the right to perform invasive, subsurface or other environmental testing or sampling). All requests for information made pursuant to this Section 5.6 shall be directed to the executive officer or other persons designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreements. No investigation pursuant to this Section 5.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b)  The Company shall, and shall cause its Subsidiaries and its and their Representatives to (i) keep all information received (whether prior to or after the date of this Agreement) from Parent, Merger Sub and their respective Affiliates and Representatives in connection with the Merger and the other Transactions confidential and (ii) use such information solely for the purpose of implementing the Merger and the other Transactions; provided that the restrictions in this Section 5.6(b) shall not apply to information that (A) at the time of disclosure is already in the possession of the Company, its Subsidiaries or their respective Affiliates or Representatives; (B) is or becomes generally available to the public; (C) is or becomes available to the Company, its Subsidiaries or their respective Affiliates or Representatives from a source other than the Company, its Subsidiaries or their respective Affiliates or Representatives, provided that such source is not, to the Knowledge of the Company, bound by an obligation of confidentiality to Parent or Merger Sub with respect to such information; (D) is independently developed by the Company, its Subsidiaries or their respective Affiliates or Representatives without reference to, incorporation of, or other use of such information from any source that to the Knowledge of the Company is bound by an obligation of confidentiality to Parent or Merger Sub with respect thereto; or (E) is required or requested by Law or judicial process to be disclosed.  The obligations of the Company under this Section 5.6(b) shall survive the termination of this Agreement for a period of two years.

(c)  This Section 5.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Law or any Contract to which the Company or its Subsidiaries is a party or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation, (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such disclosure; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(d)  The information provided pursuant to this Section 5.6 shall be used solely for the purpose of the Merger and the other Transactions, and such information shall be kept confidential in accordance with the terms and conditions of, the Confidentiality Agreements; provided, however, that upon prior notice to the Company, Parent, Merger Sub, the Initial Rollover Stockholder and their respective Affiliates shall be permitted to disclose such information and any other information in relation to the Transactions to any Financing Sources or prospective Financing Sources and other financial institutions and investors that are or may become parties to the Financing Commitments and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing, and to their respective counsel and auditors, so long as such Persons agree to be bound by customary confidentiality undertakings no less stringent than those contained in the Confidentiality Agreements.

SECTION 5.7.  Stock Exchange De-listing.  The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.8.  Publicity.  The initial press release regarding the Merger and the other Transactions shall be a joint press release and thereafter (unless and until a Change of Recommendation occurs pursuant to Section 5.2(d)) Parent (and Parent shall cause each Equity Provider and its affiliated investment funds and use its reasonable best efforts to cause its other Affiliates and the Rollover Stockholders) and the Company each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger or the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

SECTION 5.9.  Employee Benefits.  (a)  Parent agrees that during the period commencing at the Effective Time and ending on the date that is 12 months following the Closing Date (or, in each case, until such person earlier ceases to be employed), each employee of the Company and its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided with (A)  base salary that is not less than the base salary in effect immediately prior to the Effective Time, (B) incentive opportunities that are substantially comparable to the incentive opportunities in effect immediately prior to the Effective Time (for the avoidance of doubt, excluding, in each case, equity-based compensation, one time bonuses, transaction-based bonus opportunities or other similar extraordinary compensation arrangements under the Company Plans), (C) employee benefits (other than defined benefit pension benefits, equity-based benefits, and as otherwise provided in this Section 5.9) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time and (D) severance benefits that are no less favorable than the severance benefits that would have been provided by the Company and its Subsidiaries to each such Affected Employee under the applicable Company Plans made available to Parent in effect immediately prior to the Effective Time, except as Parent or the Surviving Corporation, as applicable, and such Affected Employee may otherwise agree in writing.

(b)  With respect to any employee benefit plans maintained by Parent (collectively, “Parent Benefit Plans”) which the Affected Employees are entitled to participate in as of the Effective Time, Parent shall cause the Parent Benefit Plans to take into account for all purposes including determining eligibility to participate, vesting, vacation entitlements and severance benefits, but excluding benefit accruals under any defined benefit or post-employment health or welfare plan, service for the Company and its Subsidiaries attributable to any period before the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits with respect to the same period of service).  In the event of any change in the welfare benefits provided to Affected Employee following the Effective Time, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation), to the extent permitted under applicable Law to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time to the same extent as such conditions and waiting periods have been waived under the applicable Company Plans and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time, in each case to the same extent as such amounts would have been credited under the applicable Company Plan.

(c)  Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan that contains such terms will occur upon the Effective Time.

(d)  Parent shall cause the Surviving Corporation and any successor thereto to honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the plans, policies and agreements identified in Section 5.9(e) of the Company Disclosure Letter in accordance with their terms as well as the terms set forth in Section 5.9(e) of the Company Disclosure Letter.

(e)  The parties agree that all provisions in this Section 5.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) constitute an amendment to any Parent Benefit Plan, Company Plan or any other applicable employee benefit arrangement, (ii) create any third party beneficiary rights (x) in any other Person, or (y) to continued employment with Parent, the Company or any of their Affiliates or Subsidiaries or (iii) shall alter or limit Parent’s, the Company’s or any of their Affiliates’ or Subsidiaries’ ability to amend, modify or terminate, in accordance with the terms of such plan, any particular benefit plan, program, agreement or arrangement.

SECTION 5.10.  Expenses.  Except as otherwise expressly provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such expense, except expenses incurred in connection with Parent’s indemnification or reimbursement obligations pursuant to Section 5.15(c).

SECTION 5.11.  Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Effective Time until the sixth anniversary of the Closing Date, Parent shall cause the Surviving Corporation to indemnify and hold harmless, and advance expenses to, each present and former director, officer, employee and agent of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) to the same extent as indemnification is provided, or expenses are advanced, to such Persons as of the date of this Agreement by the Company pursuant to (A) applicable Law or (B) the certificate of incorporation of the Company or the bylaws of the Company, in each case in effect as of the date of this Agreement.

(b)  For a period of six years from and after the Effective Time, Parent shall cause the certificate of incorporation and the bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of Indemnified Parties for periods at or prior to the Effective Time than are set forth in the certificate of incorporation and the bylaws of the Company as of the date of this Agreement.

(c)  Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies (which policies by their express terms shall survive the Merger) for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are substantially equivalent to and in any event no less favorable to the insureds as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are substantially equivalent to and in any event no less favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are substantially equivalent to and in any event no less favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties, rights and assets to any Person then, and in each such case, proper provisions shall be made so that the successors, assigns, purchasers and transferees of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.

(e)  The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 5.11.

(f)  Without limiting the foregoing, Parent agrees that the rights of the Indemnified Parties under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

SECTION 5.12.  Takeover Statutes.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.10 and 4.11, the Company shall use its commercially reasonable efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company, Parent and their respective Boards of Directors shall each use their commercially reasonable efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminate or minimize the effects of such Takeover Statute on this Agreement.

SECTION 5.13.  Parent Vote.  (a)  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by Parent in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b)  Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 5.14.    Rule 16b-3.  Prior to the Effective Time, the Company shall (and shall be permitted to) take all steps reasonably necessary to cause any dispositions of equity securities of the Company (including any Company equity awards pursuant to Section 2.3) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 5.15.  Financing.  (a)  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Financing on the terms and conditions (including the flex provisions) no less favorable to Parent than those described in the Financing Commitments, and shall not, without the consent of the Company, take any action or permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such action, amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing or (y) impose new or additional conditions or otherwise amend, modify or expand any conditions precedent to the receipt of the Debt Financing (or any portion thereof) in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing (or any portion thereof)) less likely to occur or (III) adversely impact the ability of Parent, Merger Sub or any of their respective Affiliates to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions (provided, however, that Parent and Merger Sub may replace, amend or modify the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date of this Agreement, in each case in accordance with the Debt Financing Commitments as of the date hereof).  Each of Parent and Merger Sub shall use (a) reasonable best efforts to (i) maintain in effect the

Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) until the Transactions are consummated (subject to Parent’s rights to amend, waive, supplement, modify or replace the Debt Financing Commitments in accordance herewith), (ii) satisfy (or obtain a waiver of) on a timely basis all conditions and covenants applicable to Parent, Merger Sub and any of their respective Affiliates party thereto in the Financing Commitments and otherwise comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions) no less favorable to Parent than those contemplated by the Debt Financing Commitments and (iv) upon satisfaction of the conditions contained in the Financing Commitments and satisfaction or waiver of all closing conditions contained in Sections 6.1 and 6.2, use its reasonable best efforts to consummate the Financing at Closing and (b) commercially reasonable efforts to enforce its rights under the Debt Financing Commitments.  Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (which shall in no event be more than two Business Days from their knowledge thereof): (A) of any material breach or material default by any party to any Financing Commitment or definitive document related to the Financing; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (1) breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of any Financing Commitment or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if Parent, Merger Sub or any of their respective Affiliates party thereto will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.  As soon as reasonably practicable, Parent or Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence; provided that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege.  If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions contained in the Redacted Fee Letter) contemplated in the Debt Financing Commitments for any reason (other than due to the failure of a condition to the consummation of the Debt Financing resulting from the failure of the condition set forth in Section 6.2(a)), Parent shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the Transactions on terms not materially less favorable from the standpoint of Parent, Merger Sub, the Affiliates of Parent and Merger Sub party thereto and the Company than those in the Financing Commitments (taking into account the flex provisions) as promptly as practicable following the occurrence of such event but no later than the Closing Date.  Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment (together with a redacted copy of any related fee letter) to the Company.

(b)  Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Financing Commitment and shall use their reasonable best efforts to (i) maintain in effect the Equity Financing Commitment until the Transactions are consummated and (ii) subject to Section 8.5(c), enforce their rights under the Equity Financing Commitment.

(c)  Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to Parent, at the Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the Financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing as set forth in Section 5.15(a), including (in each case, to the extent reasonably requested):

(i)  participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

(ii)  assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of public corporate or corporate family, credit and facility ratings from ratings agencies, including Moody’s Investors Service, Inc. and Standard and Poor’s Financial Services LLC), bank information memoranda and similar documents required in connection with the Financing (including customary authorization and management representation letters) and/or other customary marketing materials or memoranda for the Debt Financing or any alternative Financing and providing such customary documentation and other information required in connection with applicable (a) “know your customer” rules and regulations (which documentation and information shall be provided no later than 3 Business Days prior to the Closing if requested in writing at least 10 days prior to the Closing) and (b) anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii)  providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders (including, if applicable, customary 10b-5 and material non-public information representations);

(iv)  (A) assisting with the execution and delivery of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents and back-up therefor and for legal opinions or as may be reasonably requested by Parent, including obtaining a certificate of the chief financial officer of the Company with respect to solvency of the Company on a consolidated basis (after giving effect to the transactions contemplated hereby) in the form attached as Annex I to Exhibit A of the Debt Financing Commitments; provided that (1) failure of the chief financial officer of the Company to deliver such a certificate shall be deemed not to be a breach of this Agreement by the Company, if any of the statements in such Annex I are not accurate, and (2) the Board of Directors of the Company and any committee thereof (including the Special Committee) are not required to pass any resolutions pursuant to this clause (iv)(A) that are effective prior to the Effective Time, (B) assisting with obtaining consents of accountants for use of their reports in any materials relating to the Debt Financing and (C) cooperating to facilitate the pledging of collateral;

(v)  (A) furnishing Parent and the Financing Sources as promptly as reasonably practicable with (x) audited consolidated balance sheets and related consolidated statements of income, comprehensive income (loss), cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries prepared in accordance with GAAP for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (y) unaudited consolidated balance sheets and related consolidated statements of income, comprehensive income (loss), cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries prepared in accordance with GAAP for each subsequent fiscal quarter ended at least 45 days before the Closing Date and for the comparable period of the prior fiscal year; (B) furnishing to Parent and the Financing Sources with all audited and unaudited financial statements, business and other financial data, audit reports and other information regarding the Company and its Subsidiaries of the type customarily included in marketing materials for the Debt Financing (other than (i) separate financial statements and footnote disclosures with respect to guarantors and non-guarantors and required by Rule 3-10 of Regulation S-X under the Securities Act and (ii) separate financial statements with respect to subsidiaries pursuant to Rule 3-16 of Regulation S-X under the Securities Act) (provided that Parent shall be responsible for the preparation of pro forma financial statements based on information furnished by the Company and its Subsidiaries and with the reasonable cooperation of the Company and its Subsidiaries), and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent and identifying any portion of such information that constitutes material non-public information; and (C) furnishing to Parent and the Financing Sources projections and information required in connection with information memoranda and the lenders’ presentation in respect of the Debt Financing, in each case customarily used for the syndication of the Debt Financing or the alternative financing transactions to Parent and the Financing Sources (such information in this clause (v), together with the authorization letter described in clause (iii) above, the “Required Financial Information”);

(vi)  at the request of Parent, filing a Form 8-K with the SEC disclosing information identified by Parent relating to the Company and its Subsidiaries for purposes of permitting such information to be included in marketing materials or memoranda for the Debt Financing or any alternative Financing to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and its Subsidiaries, which information shall be subject to the approval of the Company, not to be unreasonably withheld, delayed or conditioned (any such filing, a “Company SEC Filing”);

(vii)  obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing with respect to the Credit Facility;

(viii)  using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from outside counsel and title insurance as reasonably requested by Parent for financings similar to the Financing; and

(ix)  cooperating with the Financing Sources’ due diligence, to the extent customary and reasonable, including by granting the Financing Sources, at reasonable times and on reasonable notice, access to the Company’s properties, asset, cash management and accounting records.

Nothing in this Section 5.15(c) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 5.15(c) to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than the authorization letters and representation letters referred to in clauses (ii) and (iii) above, any Company SEC Filing or any customary payoff letters with respect to the Credit Facility).  None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 5.15(c) that would subject it to actual or potential liability for which it would not be indemnified hereunder or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time.  Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 5.15(c)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Financing offering documents), except to the extent any of the foregoing arises from the bad faith or willful misconduct of the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 5.15(c).  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(d)  Not more than five days after the amount in Euros of the portion of the “Term Facility” under the Debt Financing to be denominated in Euros (the “Euro Tranche”) is determined, which shall be the time at which the Financing Sources allocate the Euro Tranche (including amounts added in connection with the exercise of any “flex” rights) to third party syndicated lenders (such time, the “Determination Time”), Merger Sub shall enter into forward foreign exchange contracts or similar hedging agreements that provide that amounts borrowed under the Euro Tranche will be converted into an amount of U.S. dollars based on the Euro/U.S. dollar spot exchange rate at the Determination Time.

(e)  The Company shall, or shall cause its Subsidiaries to, supplement the Required Financial Information or the Company SEC Filing on a reasonably current basis to the extent that the Required Financial Information or Company SEC Filing, as the case may be, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

(f)  Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VI.

SECTION 5.16.  FIRPTA Certificate.  Prior to the Closing, the Company shall deliver to Parent a certificate, signed under penalty of perjury and in form and substance as required by Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations promulgated under the Code certifying that an interest in the Company is not a United States real property interest under Section 897(c) of the Code.

SECTION 5.17.  Transaction Litigation.  Each of the Company and Parent shall promptly notify the other of any commenced or threatened stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the Transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party informed on an on-going and current basis regarding any Transaction Litigation (including by promptly providing copies of all pleadings with respect thereto). Each of the Company and Parent shall (i) cooperate with the other in the defense or settlement of any Transaction Litigation (subject to applicable fiduciary duties), (ii) give the other party the opportunity to participate (at such other party’s cost and expense) the defense or settlement of such Transaction Litigation and (iii) shall consult with the other with respect to the defense or settlement of such Transaction Litigation. Prior to the Effective Time, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 5.18.  Certain Notifications.   From the date hereof until the Closing, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, in writing of (a) any circumstance, event or action the existence, occurrence or taking of  which would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied, (b) any written notice or other written communication received by the Company from any Person alleging that any consent that would be required to be disclosed pursuant to Section 3.4(b), but was not so disclosed, is or may be required to be obtained in connection with the Merger Transactions, and (c) any litigation commenced against the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.7. Parent’s receipt of information pursuant to this Section 5.18 shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company in this Agreement.

SECTION 5.19.  Certain Agreements.   Except with the written consent of the Board of Directors of the Company or the Special Committee (such consent not to be unreasonably withheld), Parent shall not, and shall cause its Affiliates and “associates” (as defined under Section 203 of the DGCL) to not, enter into any agreement, arrangement or understanding (in each case, whether oral or written) or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written): (A) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Per Share Merger Consideration or agrees to vote to adopt the Merger Agreement or the Merger or to vote against any Acquisition Proposal; or (B) with any employee or director of the Company or any of its Subsidiaries to (i) remain as an employee or director of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of the Merger Agreement), (ii) contribute or rollover any portion of such employee’s or director’s Shares, Stock Options, Stock Appreciation Rights or RSUs to the Company or its Subsidiaries or Parent or any Initial Rollover Stockholder or any of their respective Affiliates, or (iii) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any Initial Rollover Stockholder or any of their respective Affiliates.

ARTICLE VI
Conditions

SECTION 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)  Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)  Regulatory Consents.  (i) Any waiting periods (and any extension thereof) that are applicable to the consummation of the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the approvals under any applicable requirements of jurisdictions other than the United States pursuant to any Antitrust Law set forth in Section 6.1(b) of the Company Disclosure Letter shall have been obtained at or prior to the Effective Time.

(c)  No Injunction.  No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect, and the consummation of the Transactions shall not have been prohibited or rendered illegal under any applicable Law.

SECTION 6.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company set forth in the last sentence of Section 3.1 (with respect to Subsidiaries of the Company that are Foreign Subsidiaries), Section 3.3 and Section 3.10 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.1 (other than the last sentence thereof (with respect to Subsidiaries of the Company that are Foreign Subsidiaries)), Section 3.2(a) and Section 3.19 and the second sentence of Section 3.6 shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except (1) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date and (2) in the case of Section 3.2(a), for de minimis inaccuracies); (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a)(iii) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that remains in effect.

SECTION 6.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 and Section 4.8 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 and Section 4.9 shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except (1) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date and (2) in the case of Section 4.9, for de minimis inaccuracies); (iii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other Transactions; and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that such officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b)  Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

SECTION 6.4.  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 6.2 or 6.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, including as required by and subject to Sections 5.5 and 5.15 or other material breach by such party of any covenant or agreement in this Agreement or any material breach of such party’s representations and warranties.

ARTICLE VII
Termination

SECTION 7.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a), by mutual written consent of the Company and Parent.

SECTION 7.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company if:

(a)  the Merger shall not have been consummated by June 4, 2016 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a).  Notwithstanding the foregoing, (i) Parent shall not have the right to terminate this Agreement pursuant to this Section 7.2(a) if the Company has the right to terminate this Agreement pursuant to Section 7.3(b) and (ii) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.2(a) if Parent has the right to terminate this Agreement pursuant to Section 7.4(b);

(b)  the Stockholders’ Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a) shall not have been obtained at such Stockholders’ Meeting or at any adjournment or postponement thereof; or

(c)  any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a)), provided that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of or the primary factor that resulted in the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

SECTION 7.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)  at any time prior to the time the Company Requisite Vote is obtained, if (i) the Special Committee or the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company substantially concurrently with such termination pays to American Securities LLC or its designee and to P2 Capital Partners, LLC or its designee in immediately available funds any fees required to be paid pursuant to Section 7.5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.3(a) unless the Company has complied with the applicable requirements of Section 5.2(d);

(b)  at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is two Business Days prior to the Termination Date (the earlier of (i) and (ii), the “Breach End Date”); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 6.2(a) or 6.2(b) not to be capable of being satisfied; or

(c)  at any time prior to the Effective Time, if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived and continue to be satisfied (if applicable) (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the Merger, and Parent and Merger Sub fail to consummate the Merger within two Business Days after the date the Closing should have occurred pursuant to Section 1.3 and the Company stood ready, willing and able to consummate the Merger during such two Business Day period.

SECTION 7.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned by Parent:

(a)  at any time prior to when the Company Requisite Vote is obtained, if the Special Committee or the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) (i) shall have made and not withdrawn a Change of Recommendation or (ii) shall have failed (or the Company shall have failed) to include the Company Recommendation in the Proxy Statement; or

(b)  at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company and (ii) the date that is two Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.3(a) or 6.3(b) not to be capable of being satisfied.

SECTION 7.5.  Effect of Termination and Abandonment.

(a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) (A) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee, the Parent Termination Fee or the expense and indemnification obligations pursuant to this Section 7.5 and Section 5.15(c) and (B) the provisions set forth in this Section 7.5 and Article VIII shall survive the termination of this Agreement and (ii) no such termination shall relieve any party from liability for fraud or intentional breach of this Agreement.

(b)  Termination Fee. In the event that:

(i)  (x) before obtaining the Company Requisite Vote, this Agreement is terminated by Parent or the Company pursuant to (1) Section 7.2(a) or (2) Section 7.2(b), (y) any Person shall have made (and not subsequently withdrawn prior to the event giving rise to such termination) a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal, or a transaction contemplated by an Acquisition Proposal is otherwise consummated within 12 months of such termination (provided that for purposes of this clause (z) the references to “25% or more” in subsections (1) and (2) of the definition of “Acquisition Proposal” shall be deemed to be references to “more than 75%”);

(ii)  this Agreement is terminated by Parent pursuant to Section 7.4(a); or

(iii)  this Agreement is terminated by the Company pursuant to Section 7.3(a);

then the Company shall (A) in the case of clause (i) of this Section 7.5(b), substantially concurrently with the entry into a definitive agreement with respect to or consummation (as the case may be) of the Acquisition Proposal referred to in sub-clause (i)(z) of this Section 7.5(b), (B) in the case of clause (ii) of this Section 7.5(b), no later than two Business Days after the date of such termination and (C) in the case of clause (iii) of this Section 7.5(b), substantially concurrently with such termination, pay the Termination Fee to American Securities LLC and P2 Capital Partners, LLC (or their respective designees) in such amounts as Parent notifies to the Company in writing (which amounts collectively shall not, for the avoidance of doubt, exceed the Termination Fee), by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(c)  Parent Termination Fee.  In the event that this Agreement is terminated by (i) the Company pursuant to Section 7.3(b) and the breach by Parent or Merger Sub giving rise to such termination is the principal cause of the failure of the Merger to be consummated, in such case, unless, prior to such termination, (A) Parent and Merger Sub deliver written notice at least two (2) Business Days in advance of the Breach End Date informing the Company that Parent and Merger Sub would be ready, willing and able to consummate the Merger in accordance with its terms no later than the Breach End Date and (B) Parent and Merger Sub stood ready, willing and able to consummate the Merger in accordance with its terms on the Breach End Date or (ii) the Company pursuant to Section 7.3(c), then Parent shall, no later than two Business Days after the date of such termination, pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d)  The parties acknowledge that the agreements contained in this Section 7.5 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 7.5(b) or Parent fails to promptly pay the amounts due pursuant to Section 7.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amounts set forth in Section 7.5(b) or any portion thereof or a judgment against Parent for the amounts set forth in Section 7.5(c) or any portion thereof, the Company shall reimburse Parent or Merger Sub, or any of their respective designees, on the one hand, or Parent shall reimburse or cause the Company to be reimbursed, on the other hand, such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.  Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt of the Parent Termination Fee pursuant to this Section 7.5 (and its rights to enforce the Guarantee with respect thereto and in the case the Parent Termination Fee is not timely paid the amounts described in the first sentence of this Section 7.5(d)), any reimbursement and indemnification obligations of Parent pursuant to Section 5.15(c) and the Company’s right to specific performance of this Agreement pursuant to Sections 8.5(c) and 8.5(d) shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Equity Provider, the Initial Rollover Stockholder, the Financing Sources under the Debt Financing Commitments, any of their respective Affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the Debt Financing Commitments or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Equity Provider, the Initial Rollover Stockholder, the Financing Sources under the Debt Financing Commitments, any of their respective Affiliates, or any of the former, current, or future general or limited partners, stockholders, directors, officers, managers, employees, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) Parent’s receipt of the Termination Fee from the Company pursuant to this Section 7.5 (plus, in the case the Termination Fee is not timely paid, the amounts described in the first sentence of this Section 7.5(d)) shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective Affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective Affiliates, any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that the foregoing shall not relieve any party from liability for fraud or intentional breach of this Agreement.

ARTICLE VIII
Miscellaneous and General

SECTION 8.1.  Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 5.9, 5.10, 5.11 and the indemnification obligations of Parent pursuant to Section 5.15(c) shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.10, Section 7.5, the indemnification and reimbursement obligations of Parent pursuant to Section 5.15(c), the Confidentiality Agreements and the Equity Financing Commitment (including the Guarantee) shall survive the termination of this Agreement (in the case of the Confidentiality Agreements and the Equity Financing Commitment, subject to the terms thereof and this Agreement).  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

SECTION 8.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding the foregoing, to the extent any amendment or waiver to Section 7.5(d), Section 8.5(a), Section 8.5(b), Section 8.10, Section 8.12 or this Section 8.2 (and the related defined terms contained in the foregoing provisions) is sought which is materially adverse to the rights of the Financing Sources, the prior written consent of the Financing Sources shall be required before such amendment or waiver is rendered effective.

SECTION 8.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

SECTION 8.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION; PROVIDED THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE DEBT FINANCING COMMITMENTS, ANY LEGAL SUIT, ACTION, LITIGATION, PROCEEDING OR CLAIM AGAINST ANY FINANCING SOURCE (WHETHER IN LAW OR EQUITY OR IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts.  The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources and any other debt financing sources in any way relating to this Agreement or any of the Transactions, including with respect to any dispute arising out of or relating in any way to the Debt Financing Commitments, the Debt Financing or the performance thereof, in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York and agree that the waiver of jury trial set forth in Section 8.5(b) hereof shall be applicable to any such proceeding.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c)  The parties agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions, (ii) the provisions in Section 7.5 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the Merger and the other Transactions and without that right, none of the parties hereto would have entered into this Agreement.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 8.5(d), to which they are entitled at law or in equity.  Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 5.5 and 5.15 by Parent or Merger Sub.  Each of Parent and Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)  Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 8.5(c), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to effect the Merger in accordance with Section 1.3 in the event that, but only in the event that, (i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied or waived at the time when the Closing would have occurred, (ii) the Debt Financing (or, if alternative financing is being used pursuant to Section 5.15(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it will take such actions that are required of it to cause the Closing of the Merger Transactions to occur pursuant to Section 1.3.  For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing or the alternative financing as set forth in Section 5.15(a) pursuant to the commitments with respect thereto has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).  The Company shall be permitted and entitled to seek both a grant of specific performance and payment of the Parent Termination Fee; provided that under no circumstance shall the Company be permitted or entitled to receive both (1) a grant of specific performance to cause the Equity Financing to be funded and the Merger to be consummated that results in the Closing and (2) payment of the Parent Termination Fee.

SECTION 8.6.  Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier:

If to Parent or Merger Sub, to:

ASP Blade Intermediate Holdings, Inc.
c/o American Securities LLC
299 Park Avenue, 34th Floor
New York, NY 10171
Attention:	Eric L. Schondorf
Fax:	(212) 697-5524
Email:	eschondorf@american-securities.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:	Andrew L. Bab
Fax:	(212) 521-7323
Email:	albab@debevoise.com

If to the Company, to:

Blount International, Inc.
4909 SE International Way
Portland, OR 97222
Attention:	Chad E. Paulson, Esq.
Fax:	(503) 353-3205
Email:	chad.paulson@blount.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	George E. Zobitz, Esq.
Andrew R. Thompson, Esq.
Fax:	(212) 474 3700
Email:	jzobitz@cravath.com
athompson@cravath.com

with an additional copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention:	Kirtee Kapoor, Esq.
Fax:	(650) 752-3625
Email:	kirtee.kapoor@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

SECTION 8.7.  No Other Representations or Warranties.  (a) Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making (and Parent and Merger Sub hereby disclaim reliance on and agree that they have not relied on) any other express or implied representation or warranty, whether written or oral, or other statement or omission with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed, delivered or made available to Parent or Merger Sub or their respective directors, officers, employees, Affiliates, advisors, agents or representatives, or the accuracy or completeness thereof, whether or not delivered with respect to, or in connection with, the negotiation, execution or delivery of this Agreement.  Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the Transactions.

(b)  Except for the representations and warranties set forth in Article IV, the Financing Commitments (including the Guarantee), the Rollover Agreement and the Cooperation Agreement, the Company hereby acknowledges and agrees that neither Parent nor Merger Sub nor any of their respective Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to the Company.

SECTION 8.8.  Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations, including with respect to any information provided, disclosed, delivered or made available to Parent or Merger Sub.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto.  Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty, whether written or oral, or other statement or omission, with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

SECTION 8.9.  Entire Agreement.  This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the confidentiality agreement, dated August 27, 2015, between American Securities LLC and the Company, the confidentiality agreement, dated April 3, 2014, between P2 Capital Partners, LLC and the Company and the confidentiality agreement, dated August 27, 2015, between P2 Capital Partners, LLC and the Company (such confidentiality agreements, collectively, the “Confidentiality Agreements”), and the Financing Commitments (including the Guarantee) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement in accordance with their terms, except that the restrictions on prohibited discussions or arrangements and the standstill restrictions in the Confidentiality Agreements shall terminate immediately following the execution and delivery of this Agreement.

SECTION 8.10.  No Third Party Beneficiaries.  Except (i) as provided in Section 5.11, (ii) with respect to the indemnification obligations of Parent pursuant to Section 5.15(c), (iii) with respect to stockholders and holders of other equity awards and only after the Effective Time, for the provisions set forth in Article II, (iv) with respect to the rights of Persons who are explicitly provided to be third party beneficiaries of the Equity Financing Commitment (including the Guarantee) solely to the extent of the rights set forth therein, (v) with respect to the rights of the third parties specified in Sections 7.5(b) and 7.5(d), including American Securities LLC and P2 Capital Partners, LLC (solely in respect of the payment of the Termination Fee), solely to the extent of the rights set forth therein, and (vi) with respect to the Financing Sources who shall be express third party beneficiaries of the provisions of Sections 7.5(d), 8.2, 8.5(a), 8.5(b) and 8.12 (and the related defined terms contained in the foregoing provisions) and this Section 8.10, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 5.11 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.   Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.11.  Obligations of Parent and of the Company.  Whenever this Agreement requires an Affiliate of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Affiliate to take such action.  Whenever this Agreement requires an Affiliate of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Affiliate to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Affiliate to take such action.

SECTION 8.12.  Remedies. Notwithstanding anything to the contrary contained herein, (i) no Company Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Transactions, the foregoing will not limit the rights provided in the Financing Commitments and (ii) no Financing Source shall be subject to any special, consequential or punitive or indirect damages.

SECTION 8.13.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.  In addition, for purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, however, that an Acceptable Confidentiality Agreement (a) need not prohibit the making or amendment of any Acquisition Proposal and (b) may contain less restrictive standstill restrictions, or none at all, so long as, in the case of (b), the Company agrees to amend each of the Confidentiality Agreements such that the standstill provision thereunder is correspondingly reduced or removed.

“Acquisition Proposal” shall mean (a) any bona fide proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its Subsidiaries or (b) any acquisition by any Person resulting in, or bona fide proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which in each of clauses (a) and (b) above, if consummated, would result in, any Person or group of Persons acting in concert becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (i) 25% or more of the total voting power of the capital stock of the Company or (ii) 25% or more of the total consolidated revenue, net income, EBITDA or assets (measured by fair market value (including equity securities of its Subsidiaries)) of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Affiliate” shall mean, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Antitrust Law” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“beneficial ownership” shall mean beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” shall mean any day ending at 11:59 p.m. (New York City time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Material Adverse Effect” shall mean any change, event, fact, condition, effect or occurrence that, individually or in the aggregate with all other changes, events, facts, conditions, effects or occurrences, has or would reasonably be expected to have a material adverse effect on (x) the business, financial condition, assets, liabilities, properties or results of operations the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the Merger Transactions; provided, however, that none of the following, and no change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) (A) changes, events, facts, conditions, effects or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the Company or its Subsidiaries conduct operations, including changes in interest and exchange rates or as a result of a government shutdown, or (B) changes, events, facts, conditions, effects or occurrences that are the result of factors generally affecting the industries in which the Company or its Subsidiaries operate or in which the products or services of the Company or its Subsidiaries are produced, distributed or sold; (b) changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable Law or in the interpretation thereof; (c) any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis; (d) the execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, manufacturers, distributors, partners, employees, business associates or regulators to the extent primarily related thereto; (e) any Transaction Litigation; (f) any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (g) any change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any change, event, fact, condition, effect or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (h) any failure to meet any internal or public projections, forecasts, guidance or estimates of revenue, earnings, cash flow, cash position or other financial or operating metric (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change, event, fact, condition, effect or occurrence underlying such failure has resulted in or contributed to a Company Material Adverse Effect); and (i) any action taken by the Company or any of its Subsidiaries that is required by this Agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure to take any action by the Company or any of its Subsidiaries if that action is not permitted or is prohibited by this Agreement and Parent does not give its consent to such action being taken; provided further, however, that any change, event, fact, condition, effect or occurrence set forth in clauses (a), (b) or (c) may be taken into account in determining whether a “Company Material Adverse Effect” has occurred if (and only to the extent that) such change, event, fact, condition, effect or occurrence has a disproportionate effect on the Company and its Subsidiaries relative to other companies operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Plans” shall mean (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) each stock purchase, restricted stock, stock option, stock appreciation right, stock unit, phantom stock or other equity-based compensation, change in control, retention, deferred compensation, bonus or incentive compensation, retirement, pension, retiree medical or life insurance, supplemental retirement, health and welfare, vacation, termination or severance plan, program, scheme, policy, agreement or arrangement, (c) each employment or individual consulting agreement, and (d) each other compensation or benefit plan, fund, program, scheme, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries on behalf of any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, to which the Company or any of its Subsidiaries is a party, for the benefit of any employee, officer, director or individual consultant of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

“Company Related Party” means the Company, its Subsidiaries and its Affiliates and its and their respective Affiliates’ stockholders, partners, members, controlling persons, agents and Representatives.

“Contract” shall mean any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation of any kind.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Employment Agreement” means any Contract of employment, service, compensation or severance between the Company or any of its Subsidiaries and any current or former employee, under which there are current or future obligations outstanding and that (a) would entitle such employee or former employee to severance payments (including payments for compliance with post-termination restrictive covenants) or severance benefits in excess of the payments or benefits such employee would be entitled to under the Company’s severance policies, Company Plans, or applicable Law, (b) would entitle such employee or former employee to change in control payment or benefit upon, or as a result of, (i) the execution of this Agreement or (ii) consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional acts or events), (c) provides for a term of employment of longer than twelve months from the date of such Contract (excluding any offer letters, at-will employment agreements or other Contracts of indefinite duration), (d) provides for a material retention or material retirement payment or benefit (other than under a tax-qualified plan) or (e) would entitle such employee or former employee to a bonus in excess of the bonus such employee or former employee would have been entitled to under the Company Plans that are bonus plans.

“Encumbrance” shall mean any mortgage, Lien, easement, covenant, or other restriction, title matter or encumbrance of any kind in respect of such asset, but specifically excludes Permitted Encumbrances.

“Environmental Law” shall mean any Law concerning the protection of natural resources, the environment (including air, surface water and groundwater), health and safety as it relates to exposure to hazardous or toxic substances, or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any hazardous substance or hazardous waste material.

“Environmental Permit” shall have the meaning set forth in Section 3.11(a).

“Equity Interest” means the Shares, the Stock Options, the Stock Appreciation Rights, the RSUs and any share, capital stock, partnership, member, equity or similar interest in any Person, and any option, warrant, call, right, equity or equity-based compensation award or security (including debt securities) or otherwise, or other right, agreement, arrangement or commitment convertible, exchangeable or exercisable thereto or therefor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation which, at the time of reference, is or was a member of a controlled group of corporations with the Company and/or its Subsidiaries within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company and/or its Subsidiaries within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company and/or its Subsidiaries within the meaning of Code Section 414(m) or (o).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” shall mean any Person or any member of a group of Persons that makes an Acquisition Proposal after the date of this Agreement and prior to the No-Shop Period Start Date that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing (including those that are parties to the Debt Financing Commitments, joinder agreements, indentures, credit agreements or other definitive agreements relating thereto or entered into in connection therewith), which term shall, for the avoidance of doubt, exclude the Equity Provider.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Antitrust Entity” shall mean every federal, state, local or foreign Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law.

“Governmental Entity” shall mean any transnational, multinational, domestic, or foreign federal, state, provincial, or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency or commission, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

“Government Official” shall mean any: (i) officer, employee, or other individual acting for or on behalf of any Governmental Entity or public international organization; or (ii) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

“Hazardous Substance” shall mean any material or substance regulated as toxic or hazardous or words of similar meaning under any applicable Environmental Law, including petroleum or petroleum products or by-products, asbestos and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (a) and (b).

“Intellectual Property” shall mean all intellectual property rights throughout the world, including (a) Trademarks, (b) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (c) inventions (including processes, designs, formulae, models and algorithms, in each case to the extent qualifying as inventions), trade secrets, confidential information and know-how (to the extent confidential), including any of the foregoing protected by the Uniform Trade Secrets Act or other intellectual property Laws pertaining to similar subject matter in any jurisdiction in the world (“Trade Secrets”), (d) copyrights, including all registrations and applications therefor, (e) intellectual property rights in Software and databases and (f) Internet domain names (including personalized subdomains) and social media usernames (e.g., Twitter handles).

“Intercompany Indebtedness” shall mean Indebtedness owed by the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company.

“Intervening Event” shall mean any material change, circumstance, condition, event, occurrence, effect, development or state of facts that was not, prior to the date of this Agreement, known by the Board of Directors of the Company or reasonably foreseeable (or, if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement); provided that the receipt by the Company of an Acquisition Proposal shall not be deemed to constitute an Intervening Event.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Systems” means hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment.

“Knowledge” shall mean (a) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge after reasonable inquiry of the Company officers listed in Section 8.13(b) of the Company Disclosure Letter and, if appropriate, equivalent officers at the Company’s Subsidiaries, and (b) when referring to the knowledge of Parent, the actual knowledge after reasonable inquiry of the executive officers of Parent listed in Section 8.13(b) of the Parent Disclosure Letter.

“Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

“Malware” shall mean any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Marketing Period” shall mean the first period of 18 consecutive Business Days throughout which (a) Parent shall have all of the Required Financial Information, (b) the conditions set forth in Section 6.1 shall be satisfied or waived (other than (x) the condition set forth in Section 6.1(a), which needs to be satisfied no later than two Business Days prior to the end of the Marketing Period and (y) those conditions that by their nature can only be satisfied at the Closing) and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 18 consecutive Business Day period; provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (i) the Company’s auditors shall have withdrawn, or advised the Company in writing that they intend to withdraw, their audit opinion contained in the Required Financial Information (ii) the Company or its auditors have determined to undertake a restatement of any financial statements included in the Required Financial Information (unless such restatement is completed or the Company has determined no such restatement shall be required); (iii) (A) the consolidated balance sheets of the Company and its consolidated Subsidiaries included in the Required Financial Information (including any related notes and schedules) do not fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates set forth therein, or (B) the consolidated statements of income, comprehensive income (loss), cash flows or changes in stockholders’ equity of the Company and its consolidated Subsidiaries included in the Required Financial Information (including any related notes and schedules) do not fairly present in all material respects changes in financial position, results of operations or retained earnings (loss), as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments); or (iv) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 18 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 18 consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 18 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated financial statements that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new ten consecutive Business Day period; provided that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 5.15(a) is obtained; provided, further, that (i)  the Marketing Period shall not commence on or prior to January 3, 2016, and (ii) March 24, 2016, March 25, 2016 and May 27, 2016 shall not constitute Business Days for purposes of calculating the Marketing Period; provided, further, that if the Company shall in good faith reasonably believe it has delivered the applicable Required Financial Information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Marketing Period has not commenced and, within five Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent reasonably believes the Marketing Period has not commenced). Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall not be deemed to have commenced prior to the mailing of the Proxy Statement by the Company to its stockholders.

“Material Company Intellectual Property” shall mean all material Intellectual Property owned by any Person other than the Company and its Subsidiaries and used by the Company or any of its Subsidiaries in the operation of their respective businesses as currently conducted.

“NYSE” shall mean the New York Stock Exchange.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Termination Fee” shall mean an amount equal to $39,100,000.

“Permitted Encumbrances” shall mean, collectively, (a) specified encumbrances that secure Indebtedness as reflected on the Company Financial Statements or other obligations listed in Section 8.13(d) of the Company Disclosure Letter; (b) any encumbrances for current Taxes, assessments or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith through appropriate proceedings for which an adequate reserve has been provided on the Company Financial Statements to the extent required by GAAP; (c) other imperfections of title or encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted; (d) zoning, planning, building, land use and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Owned Real Property); (e) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters, restrictions or exclusions that would be shown by a current title report or other similar report (other than such matters, restrictions or exclusions that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with an Owned Real Property); (f) mechanics’, carriers’, materialmen’s, laborers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens arising or incurred in the ordinary course of business of the Company or of its Subsidiaries as to which there is no default on the part of the Company or any of its Subsidiaries or that are for amounts not then due and payable or delinquent or for amounts which are being contested in good faith by appropriate proceedings; (g) licenses and other rights granted with respect to Intellectual Property entered in the ordinary course of business; and (h) such other encumbrances that do not and are not reasonably likely to, individually or in the aggregate, materially interfere with the use, operation or transfer, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer software, including application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing.

“Solvent”, when used with respect to any Person, shall mean that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature and (d) such Person is not insolvent under Section 1302 of the Delaware Uniform Fraudulent Transfer Act as of such date. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” shall mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term in subsections (1) and (2) thereof changed from “25% or more” to “more than 75%”) that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms, and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in the case of clauses (A) and (B), after taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal (including the financing thereof).

“Tax” and “Taxes” means all taxes including all federal, state, local and foreign taxes, duties, fees and other governmental charges or assessments, together with all interest, penalties and additions imposed with respect thereto and any interest in respect of such penalties and additions.

“Tax Return” means returns, reports or statements (including elections, declarations, disclosures, schedules, claims for refund, information returns and other similar documents) required to be filed with or supplied to a Governmental Entity relating to Taxes, including any schedule or attachment thereto or amendment thereof.

“Termination Fee” shall mean (a) an amount equal to $7,327,000 if payable in connection with the termination of this Agreement due to (i) the Company’s entry into an Alternative Acquisition Agreement with respect to, or (ii) a Change of Recommendation or failure to include the Company Recommendation in the Proxy Statement as a result of, an Acquisition Proposal first received from an Excluded Party on or before the 40th day following the No-Shop Period Start Date (the “Excluded Party Termination Fee End Date”), or (b) an amount equal to $14,654,000 if payable in any other circumstance.  For the avoidance of doubt, Parent shall have the right to assign the right to receive the Termination Fee to one or more Persons in its sole discretion.

“Trademarks” shall mean trademarks, service marks, trade names, trade dress and other source identifiers and indicia of origin, including all registrations and applications therefor, together with all goodwill associated therewith, but excluding Internet domain names.

“UK Bribery Act” shall mean the Bribery Act 2010 of the United Kingdom.

SECTION 8.14.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 8.15.  Interpretation; Construction.

(a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “made available to Parent” and words of similar import refer to documents posted to the Merrill DataSite by or on behalf of the Company on or prior to December 8, 2015.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.  Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.  All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b)  Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates.  The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not, in and of itself, be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item (i) has had or is reasonably likely to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, (ii) did not arise in the ordinary course of business or in a manner consistent with past practice or (iii) meets or exceeds a monetary or other threshold specified for disclosure in this Agreement.  Inclusion of any item in a Disclosure Letter shall not constitute, or be deemed to be, an admission by any party to any third party of any matter whatsoever (including any violation of applicable Law or breach of Contract), nor shall it be deemed to establish a standard for materiality or a Company Material Adverse Effect. Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder.  Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

SECTION 8.16.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto.  Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BLOUNT INTERNATIONAL, INC.

By:	/s/ Chad E. Paulson
	Name:	Chad E. Paulson
	Title:	Vice President, General Counsel and Secretary

ASP BLADE INTERMEDIATE HOLDINGS, INC.

By:	/s/ Loren S. Easton
	Name:	Loren S. Easton
	Title:	President

ASP BLADE MERGER SUB, INC.

By:	/s/ Loren S. Easton
	Name:	Loren S. Easton
	Title:	President

INDEX OF DEFINED TERMS

Defined Terms	Section
Acceptable Confidentiality Agreement	8.13
Acquisition Proposal	8.13
Actions	3.7(a)
Affected Employees	5.9(a)
Affiliate	8.13
Agreement	Preamble
Alternative Acquisition Agreement	5.2(d)
Antitrust Law	8.13
Applicable Date	3.5
Bankruptcy and Equity Exception	3.3(a)
beneficial ownership	8.13
Book-Entry Shares	2.1(a)
Breach End Date	7.3(b)
Business Day	8.13
Bylaws	1.6
Certificate	2.1(a)
Certificate of Merger	1.4
Change of Recommendation	5.2(d)
Charter	1.5
Chosen Courts	8.5(a)
Closing	1.3
Closing Date	1.3
Code	8.13
Company	Preamble
Company Disclosure Letter	Article III
Company Financial Statements	3.5(d)
Company Material Adverse Effect	8.13
Company Material Contract	3.18(a)
Company Plans	8.13
Company Recommendation	3.3(b)

Defined Terms	Section
Company Related Party	8.13
Company Required Governmental Approvals	3.4(a)
Company Requisite Vote	3.3(a)
Company SEC Filing	5.15(c)(vi)
Company SEC Reports	3.5(a)
Confidentiality Agreements	8.9
Constituent Corporation	Preamble
Contract	8.13
Cooperation Agreement	Recitals
Credit Facility	5.1(a)(ix)
D&O Insurance	5.11(c)
Debt Financing	4.5(a)
Debt Financing Commitments	4.5(a)
Determination Time	5.15(d)
DGCL	8.13
Disclosure Letter	8.15(b)
Dissenting Shares	2.1(a)
Dissenting Stockholders	2.1(a)
Effective Time	1.4
Employment Agreement	8.13
Encumbrance	8.13
Environmental Law	8.13
Environmental Permit	3.11(a)
Equity Financing	4.5(a)
Equity Financing Commitment	4.5(a)
Equity Interest	8.13
Equity Provider	4.5(a)
ERISA	8.13
ERISA Affiliate	8.13
Euro Tranche	5.15(d)
Exchange Act	8.13

Annex-2

Defined Terms	Section
Exchange Fund	2.2(a)
Excluded Party	8.13
Excluded Party Termination Fee End Date	8.13
Excluded Shares	2.1(a)
FCPA	8.13
Financing	4.5(a)
Financing Commitments	4.5(a)
Financing Sources	8.13
Foreign Subsidiaries	5.1(b)
GAAP	8.13
Governmental Antitrust Entity	8.13
Governmental Entity	8.13
Government Official	8.13
Guarantee	4.7
Guarantor(s)	4.7
Hazardous Substance	8.13
HSR Act	8.13
Indebtedness	8.13
Indemnified Parties	5.11(a)
Initial Rollover Stockholder	Recitals
Intellectual Property	8.13
Intercompany Indebtedness	8.13
Intervening Event	8.13
IRS	8.13
IT Systems	8.13
Knowledge	8.13
Law or Laws	8.13
Lien	3.2(a)
Malware	8.13
Marketing Period	8.13
Material Company Intellectual Property	8.13

Annex-3

Defined Terms	Section
Material Real Property Lease(s)	3.17(b)
Merger	Recitals
Merger Sub	Preamble
Merger Transactions	Recitals
No-Shop Period Start Date	5.2(a)
NYSE	8.13
OFAC	3.9(d)
Order	3.7(b)
Owned Intellectual Property	8.13
Owned Real Property	3.17(a)
Parent	Preamble
Parent Benefit Plans	5.9(b)
Parent Disclosure Letter	Article IV
Parent Required Governmental Approvals	4.3(a)
Parent Termination Fee	8.13
Paying Agent	2.2(a)
Per Share Merger Consideration	2.1(a)
Permit	3.9(a)
Permitted Encumbrances	8.13
Person	8.13
Proxy Statement	3.4(a)
Record Holder of Shares	2.2(b)
Redacted Fee Letter	4.5(a)
Release	8.13
Relevant Person	3.9(c)
Representatives	5.2(a)
Required Financial Information	5.15(c)(v)
Rollover Agreement	Recitals
Rollover Shares	Recitals
Rollover Stockholders	Recitals
RSU	2.3(c)

Annex-4

Defined Terms	Section
Sarbanes-Oxley Act	8.13
SEC	8.13
Securities Act	8.13
Share or Shares	2.1(a)
Software	8.13
Solvent	8.13
Special Committee	Recitals
Stock Appreciation Right	2.3(b)
Stockholders’ Meeting	5.4
Stock Plans	3.2(a)
Stock Option	2.3(a)
Subsidiary	8.13
Superior Proposal	8.13
Surviving Corporation	1.2
Takeover Statute	3.10
Tax or Taxes	8.13
Tax Return	8.13
Termination Date	7.2(a)
Termination Fee	8.13
Trademarks	8.13
Trade Secrets	8.13
Transaction Litigation	5.17
Transactions	Recitals
UK Bribery Act	8.13
WARN	3.13

Annex-5

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

BLOUNT INTERNATIONAL, INC.

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the Delaware General Corporation Law (the “DGCL”), hereby certifies that:

FIRST:             The name of the corporation is Blount International, Inc. (the “Corporation”).

SECOND:        The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:            The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:        The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, $0.01 par value.

FIFTH:              The name and mailing address of the incorporator of the Corporation are Eric L. Schondorf, c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, NY 10171.

SIXTH:            In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH:      In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

EIGHTH:          The number of directors of the Corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors.

NINTH:            (a)  A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or (iv) for any transaction from which the director shall have derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither amendment nor repeal of this paragraph (a) of this Article Ninth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) of this Article Ninth, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.  The indemnification and advancement of expenses provided by or granted pursuant to this paragraph (b) of this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the bylaws of the Corporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of any such person shall be made to the fullest extent permitted by applicable law. The provisions of this paragraph (b) of this Article Ninth shall not be deemed to preclude the indemnification of any person who is not specified in this paragraph (b) of this Article Ninth but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this ___ day of ________________, 2016.

By:
Name:
Title:

[CERTIFICATE OF INCORPORATION OF BLOUNT INTERNATIONAL, INC.]

EXHIBIT B

BYLAWS
OF
BLOUNT INTERNATIONAL, INC.
(a Delaware corporation)

ARTICLE I

Stockholders

SECTION 1.  Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

SECTION 2.  Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3.  Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the place within the city or other municipality or community at which the list of stockholders may be examined, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 4.  Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least five days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 4 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5.  Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6.  Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence, if any, or if none or in the absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 7.  Voting; Proxies; Required Vote.

(a)  At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

(b)  Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2

SECTION 8.  Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

SECTION 1.  General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2.  Qualification; Number; Term; Remuneration.

(a)  Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be two, or such greater or lesser number as may be fixed from time to time by action of the stockholders, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b)  Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

3

(c)  Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3.  Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 4.  Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5.  Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 6.  Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall determine from time to time. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 7.  Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the President, or by a majority of the directors then in office.

SECTION 8.  Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director not less than one calendar day before the day of the meeting by mail, telephone, facsimile, e-mail or by personal delivery.

SECTION 9.  Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

4

SECTION 10.  Resignation; Removal. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 11.  Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

SECTION 12.  Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

SECTION 1.  Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

SECTION 2.  Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3.  Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

5

SECTION 4.  Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

SECTION 1.  Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President, a Treasurer and a Secretary, and may include, by election or appointment by the Board of Directors, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person except the offices of President and Secretary together.

SECTION 2.  Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3.  Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

SECTION 4.  Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 5.  President. The President shall have such duties as customarily pertain to that office and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The President may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

SECTION 6.  Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

6

SECTION 7.  Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

SECTION 8.  Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

SECTION 9.  Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE V

Books and Records

SECTION 1.  Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the Bylaws and by such officer or agent as shall be designated by the Board of Directors.

SECTION 2.  Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3.  Fixing Date for Determination of Stockholders of Record.

(a)  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

7

(b)  In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and if no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this Article V, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and if no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Certificates Representing Stock

SECTION 1.  Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

8

SECTION 2.  Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3.  Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 4.  Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VII

Dividends

Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

9

ARTICLE VIII

Ratification

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

Corporate Seal

The corporation may have a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

ARTICLE X

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall end on December 31.

10

ARTICLE XI

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XII

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1.  Bank Accounts and Drafts.  In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

SECTION 2.  Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3.  Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4.  Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

11

ARTICLE XIII

Indemnification

SECTION 1.  Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article XIII, the Corporation shall, to the fullest extent permitted by the DGCL and applicable Delaware law as in effect at any time, indemnify any person (an "Indemnified Person") who was or is a party (including as a witness) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee, benefit plan or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnified Person's conduct was unlawful.

SECTION 2.  Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article XIII, the Corporation shall indemnify any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor against all expenses (including attorneys' fees) actually and reasonably incurred by such Indemnified Person in connection with the defense or settlement of such action or suit if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery in the State of Delaware (the "Court of Chancery") or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnified Person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

12

SECTION 3.  Indemnification Procedures. In furtherance, but not in limitation, of the foregoing provisions of this Article XIII, the following procedures, presumptions and remedies shall apply with respect to the right to indemnification under this Article XIII.

(a)  To obtain indemnification under this Article XIII, an Indemnified Person shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Indemnified Person and reasonably necessary to determine whether and to what extent the Indemnified Person is entitled to indemnification (the "Supporting Documentation") The determination of the Indemnified Person's entitlement to indemnification shall be made reasonably promptly following the later of (A) the receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (B) the receipt by the Corporation of written notice of final disposition of the action, suit or proceeding in respect of which indemnification is sought. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnified Person has requested indemnification.

(b)  Any indemnification under this Article XIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article XIII, as the case may be. The Indemnified Person's entitlement to indemnification under this Article XIII shall be determined in one of the following ways (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

(c)  If a determination shall have been made pursuant to Section 3(b) of this Article XIII, that the Indemnified Person is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification reasonably promptly after such determination has been made and shall be conclusively bound by such determination unless such indemnification is prohibited by applicable law.

(d)  In the event that the Indemnified Person seeks a judicial adjudication of his or her rights under, or to recover damages for breach of, this Article XIII, such Indemnified Person shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by such Indemnified Person in connection with such judicial adjudication if such Indemnified Person prevails in such judicial adjudication.

SECTION 4.  Primary Obligation. With respect to any Indemnified Person who is employed, retained or otherwise associated with, or appointed or nominated by a stockholder or any of its affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Corporation or any of its subsidiaries, the Corporation or its subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Person acting in such capacity or capacities on behalf or at the request of the Corporation or any of its subsidiaries, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including these Bylaws) or otherwise. Notwithstanding the fact that such stockholder and/or any of its affiliates, other than the Corporation (such persons, together with its and their heirs, successors and assigns, the “Stockholder Parties”) may have concurrent liability to an Indemnified Person with respect to the Indemnity Obligations, in no event shall the Corporation or any of its subsidiaries have any right or claim against any of the Stockholder Parties for contribution or have rights of subrogation against any of the Stockholder Parties through an Indemnified Person for any payment made by the Corporation or any of its subsidiaries with respect to any Indemnity Obligation. In addition, in the event that any Stockholder Parties pay or advance to an Indemnified Person any amount with respect to an Indemnity Obligation, the Corporation shall, or shall cause its subsidiaries to, as applicable, promptly reimburse such Stockholder Party for such payment or advance upon request.

13

SECTION 5.  Good Faith Defined.  For purposes of any determination under Section 3 of this Article XIII, an Indemnified Person shall be deemed to have acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such Indemnified Person's conduct was unlawful, if such Indemnified Person's action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such Indemnified Person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 5 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such Indemnified Person is or was serving at the request of the Corporation as a director, officer, employee, partner, member or agent. The provisions of this Section 5 shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnified Person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article XIII, as the case may be.

SECTION 6.  Expenses Payable in Advance. Expenses, including without limitation attorney's fees, incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall, subject to the last sentence of this Section 6, be advanced to such Indemnified Person by the Corporation reasonably promptly after the receipt by the Corporation of a statement or statements from such Indemnified Person requesting such advance or advances from time to time, whether prior to or after final disposition of such action, suit or proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such Indemnified Person and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such Indemnified Person to repay the amounts advanced if ultimately it should be determined that such Indemnified Person is not entitled to be indemnified against such expenses pursuant to this Article XIII Notwithstanding the foregoing provisions of this Section 6, the Board of Directors may provide that such expenses incurred by an Indemnified Person may be so paid subject to such terms and conditions as it deems appropriate.

14

SECTION 7.  Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article XIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such Indemnified Person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of any Indemnified Person shall be made to the fullest extent permitted by applicable law. The provisions of this Article XIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article XIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

SECTION 8.  Insurance Contracts and Funding. The Corporation may purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against such Indemnified Person and incurred by such Indemnified Person in any such capacity, or arising out of such Indemnified Person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such Indemnified Person against such liability under the provisions of this Article XIII The Corporation may enter into contracts with any Indemnified Person in furtherance of the provisions of this Article XIII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article XIII.

SECTION 9.  Certain Definitions. For purposes of this Article XIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article XIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article XIII, references to "fines" shall include any excise taxes assessed on an Indemnified Person with respect of any employee benefit plan, and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, and an Indemnified Person who acted in good faith and in a manner such Indemnified Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article XIII.

15

SECTION 10.  Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XIII shall, unless otherwise provided when authorized or ratified, continue as to an Indemnified Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such an Indemnified Person and shall be applicable to any action, suit or proceeding commenced or continuing after the adoption of this Article XIII, whether arising from acts or omissions occurring before or after such adoption.

SECTION 11.  Limitation on Indemnification. Notwithstanding anything contained in this Article XIII to the contrary, except for proceedings to enforce rights to indemnification pursuant to Section 3(d) of this Article XIII, the Corporation shall not be obligated to indemnify any Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person unless such proceeding (or part thereof) has been approved by a majority vote of the directors who are not parties to such proceeding.

SECTION 12.  Contract Rights. The obligations of the Corporation under this Article XIII to indemnify a person who is or was an Indemnified Person, including the duty to advance expenses, shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article XIII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

SECTION 13.  Severability. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Article XIII (including, without limitation, all portions of any Section of this Article XIII containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article XIII (including, without limitation, all portions of any Section of this Article XIII containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed, to the fullest extent possible, so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16

ARTICLE XIV

Amendments

The Board of Directors shall have the power to adopt, amend or repeal these Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

17